Exhibit 10.7

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

MSD INVESTMENT, LLC,

as Borrower

MSD PORTFOLIO, L.P.—INVESTMENTS,

as Guarantor

BANK OF AMERICA, N.A.,

as the Administrative Agent, the Sole Lead Arranger, the Sole Bookrunner,

the Structuring Agent, the Letter of Credit Issuer and a Lender

December 21, 2021

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SECTION 4	CHANGE IN CIRCUMSTANCES	64

4.1	Taxes	64
4.2	Illegality	68
4.3	Inability to Determine Rates	69
4.4	Increased Cost and Reduced Return; Change in Requirements of Law	70
4.5	Funding Losses	71
4.6	Requests for Compensation	72
4.7	Survival	72
4.8	Mitigation Obligations; Replacement of Lenders	72
4.9	Cash Collateral	73
4.10	Euro Event	74
4.11	BSBY Successor Rate	74
4.12	Replacement of Relevant Rate or Successor Rate	76

SECTION 5	SECURITY	78

5.1	Liens and Security Interest	78
5.2	The Collateral Accounts; Capital Calls	78
5.3	Agreement to Deliver Additional Collateral Documents	80
5.4	Subordination	80

SECTION 6	CONDITIONS PRECEDENT TO LENDING	81

6.1	Obligations of the Lenders	81
6.2	Conditions to all Loans and Letters of Credit	83
6.3	Addition of Qualified Borrowers	85

SECTION 7	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES	87

7.1	Organization and Good Standing	88
7.2	Authorization and Power	88
7.3	No Conflicts or Consents	88
7.4	Enforceable Obligations	88
7.5	Priority of Liens	88
7.6	Financial Condition	89
7.7	Full Disclosure	89
7.8	No Default	89
7.9	No Litigation	89
7.10	Investment Company Act	89
7.11	Taxes	90
7.12	Principal Office; Jurisdiction of Formation	90
7.13	ERISA	90
7.14	Compliance with Law	90
7.15	Environmental Matters	91
7.16	Capital Commitments and Contributions	91

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7.17	Fiscal Year	91
7.18	Investor Documents	91
7.19	Margin Stock	91
7.20	[Reserved]	91
7.21	No Defenses	92
7.22	No Withdrawals Without Approval	92
7.23	Sanctions	92
7.24	Insider	92
7.25	Investors	92
7.26	Organizational Structure	92
7.27	No Brokers	92
7.28	Financial Condition	93
7.29	Properties	93
7.30	[Reserved]	93
7.31	Investments	93
7.32	Beneficial Ownership Certification	93

SECTION 8	AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES	93

8.1	Financial Statements, Reports and Notices	93
8.2	Payment of Obligations	97
8.3	Maintenance of Existence and Rights	97
8.4	Operations and Properties	98
8.5	Books and Records; Access	98
8.6	Compliance with Law	98
8.7	Insurance	98
8.8	Authorizations and Approvals	98
8.9	Maintenance of Liens	98
8.10	Further Assurances	98
8.11	Maintenance of Independence	99
8.12	Investor Financial and Confirmation of Unfunded Capital Commitments	99
8.13	Covenants of Qualified Borrowers	99
8.14	Investor Default	99
8.15	Taxes	99
8.16	Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws	99
8.17	Compliance with Sanctions	99
8.18	Solvency	100
8.19	Returned Capital	100
8.20	Capital Calls	100
8.21	Compliance with Loan Documents and Constituent Documents	100
8.22	Net Asset Value	100
8.23	Liquid Assets	100
8.24	RIC Status under the Internal Revenue Code; Investment Company Act	100

SECTION 9	NEGATIVE COVENANTS	101

9.1	Credit Party Information	101

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9.2	Mergers, Etc	101
9.3	Negative Pledge	101
9.4	Fiscal Year and Accounting Method	101
9.5	Transfer of Interests; Admission of Investors	102
9.6	Constituent Documents	102
9.7	[Reserved]	103
9.8	Negative Pledge	103
9.9	Notice of Withdrawals	103
9.10	Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments	103
9.11	Limitation on Indebtedness	104
9.12	Capital Commitments	104
9.13	Capital Calls	104
9.14	ERISA Compliance	104
9.15	Dissolution	105
9.16	Environmental Matters	105
9.17	Limitations on Distributions	105
9.18	Limitation on Withdrawals	105
9.19	[Reserved]	105
9.20	Capital Returns	105
9.21	Transactions with Affiliates	105
9.22	Deposits to Collateral Accounts	105
9.23	Limitations of Use of Loan Proceeds	106
9.24	Prohibited Transactions	106

SECTION 10	EVENTS OF DEFAULT	106

10.1	Events of Default	106
10.2	Remedies Upon Event of Default	109
10.3	Lender Offset	111
10.4	Performance by the Administrative Agent	111
10.5	Good Faith Duty to Cooperate	112

SECTION 11	AGENCY PROVISIONS	112

11.1	Appointment and Authorization of Agents	112
11.2	Delegation of Duties	113
11.3	Exculpatory Provisions	113
11.4	Reliance on Communications	113
11.5	Notice of Default	114
11.6	Non-Reliance on Agents and Other Lenders	114
11.7	Indemnification	115
11.8	Agents in Their Individual Capacity	115
11.9	Successor Agents	116
11.10	Reliance by the Borrowers	117
11.11	Administrative Agent May File Proofs of Claim	118

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11.12	Certain ERISA Matters	118
11.13	Recovery of Erroneous Payments	120

SECTION 12	MISCELLANEOUS	120

12.1	Amendments	120
12.2	Sharing of Offsets	122
12.3	Sharing of Collateral	122
12.4	Waiver	123
12.5	Payment of Expenses; Indemnity	123
12.6	Notice	125
12.7	Governing Law	128
12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	128
12.9	Invalid Provisions	128
12.10	Entirety	129
12.11	Successors and Assigns; Participations	129
12.12	Defaulting Lenders	134
12.13	All Powers Coupled with Interest	136
12.14	Headings	136
12.15	Survival	136
12.16	Full Recourse	137
12.17	Availability of Records; Confidentiality	137
12.18	Customer Identification Notice	138
12.19	Multiple Counterparts	138
12.20	Term of Agreement	138
12.21	Inconsistencies with Other Documents	138
12.22	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	138
12.23	Acknowledgement Regarding Any Supported QFCs	139

SECTION 13	GUARANTY	140

13.1	Guaranty of Payment	140
13.2	Obligations Unconditional	140
13.3	Modifications	142
13.4	Waiver of Rights	142
13.5	Reinstatement	143
13.6	Remedies	143
13.7	Subrogation	143
13.8	Inducement	143
13.9	Borrower Information	144
13.10	Instrument for the Payment of Money	144

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SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Commitments
SCHEDULE III:	Credit Party Organizational Structure
SCHEDULE IV:	Specified Times

EXHIBITS

EXHIBIT A:	Schedule of Investors/Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Security Agreement
EXHIBIT D:	Form of Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Request for Letter of Credit
EXHIBIT G:	Form of Conversion Notice
EXHIBIT H:	Form of Lender Assignment and Assumption
EXHIBIT I:	Form of Qualified Borrower Note
EXHIBIT J:	Form of Qualified Borrower Guaranty
EXHIBIT K:	Form of Responsible Officer’s Certificate
EXHIBIT L:	Form of Subscription Agreement
EXHIBIT M:	Form of Facility Extension Request
EXHIBIT N:	Form of Capital Return Certification
EXHIBIT O:	Form of Capital Return Notice
EXHIBIT P-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships)
EXHIBIT P-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships)
EXHIBIT P-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships)
EXHIBIT P-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships)
EXHIBIT Q:	Form of Compliance Certificate

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REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT is dated as of December 21, 2021, by and among MSD INVESTMENT, LLC, a Maryland limited liability company (a “Borrower” or the “Initial Borrower” and, collectively with any other Borrower becoming party hereto (including Qualified Borrowers), the “Borrowers”), MSD PORTFOLIO, L.P.—INVESTMENTS, a Delaware limited partnership (the “Guarantor”), the banks and financial institutions from time to time party hereto as Lenders, and BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent for the Secured Parties, the Sole Lead Arranger, the Sole Bookrunner, Structuring Agent, the Letter of Credit Issuer and a Lender (each as defined below).

A. The Initial Borrower has requested that the Lenders make loans and cause the issuance of letters of credit to provide working capital to the Initial Borrower and to any other Borrower becoming a party hereto for purposes permitted under the Constituent Documents (as defined below) of the Borrowers.

B. The Lenders are willing to make loans and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. DEFINITIONS

1.1 Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

“Account Bank” means U.S. Bank, National Association.

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Administrative Agent” means Bank of America, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” means any Lender or Letter of Credit Issuer.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders from time to time.

“Agent-Related Person” has the meaning provided in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Sole Lead Arranger, the Sole Bookrunner, the Letter of Credit Issuer, the Structuring Agent and any permitted successors and assigns in such capacities.

“Alternative Currency” means Euros, Sterling and each other currency (other than Dollars) requested by the Borrowers and approved in accordance with Section 1.9.

“Alternative Currency Daily Rate” means, for any day, with respect to any Loan:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.9 plus the adjustment (if any) determined by the Administrative Agent and the Lenders in their sole discretion;

provided that if any Alternative Currency Daily Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for all purposes of the Loan Documents. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate”. All Alternative Currency Daily Rate Loans shall be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Sublimit” means fifty percent (50%) of the Maximum Commitment.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Loan:

(a) denominated in Euro, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two (2) Business Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.9 plus the adjustment (if any) determined by the Administrative Agent and the Lenders in their sole discretion;

provided that if any Alternative Currency Term Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for all purposes of the Loan Documents.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate”. All Alternative Currency Term Rate Loans shall be denominated in an Alternative Currency.

“Alternative Investment Vehicle” means an entity created in accordance with a Constituent Document of a Borrower for the purpose of making Investments through a vehicle or entity other than a Borrower and shall include, to the extent applicable, an “Alternative Investment Vehicle” as such term is defined in the applicable Borrower’s Constituent Documents.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined for each Borrower, as applicable.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti- corruption laws, regulations or ordinances in any jurisdiction in which any Credit Party or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means any Applicable Law in any jurisdiction in which any Credit Party or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “lending office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule II or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” has the meaning set forth in the applicable Fee Letter. “Applicable Requirement” means each of the following requirements:

(a) such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall be a Rated Included Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) shall have a Rating of BBB- / Baa3 or higher; and

(b) if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i) a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii) an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher;

(iii) an ERISA Investor or Governmental Plan Investor, or the trustee or nominee of an ERISA Investor or a Governmental Plan Investor, such ERISA Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor Rating/Responsible Party Rating	Minimum Funding Ratio
A- / A3 or higher	No minimum
Below A- / A3	90%; or

(iv) an Endowment Fund Investor, its Sponsor shall either (x) be a party to the Subscription Agreement of such Endowment Fund Investor and jointly and severally liable for such Endowment Fund Investor’s Unfunded Capital Commitment or (y) guarantee the obligations of such Endowment Fund Investor to make its Unfunded Capital Commitment pursuant to an unconditional guarantee or other Credit Link Documents in form and substance satisfactory to the Administrative Agent in its sole discretion.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Approved Lending Fund” means any Lending Fund that is administered or managed by (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect and (b) the Borrowing Base minus, in each case, the                FX Reserve Amount, if any, in effect at such time; provided that the Available Commitment shall always be calculated in Dollars.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Bank of America” has the meaning provided in the Preamble.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“BHC Act Affiliate” has the meaning provided in Section 12.23(b)(i).

“Bloomberg” means Bloomberg Index Services Limited.

“Borrower” and “Borrowers” have the meanings provided in the Preamble.

“Borrower Constituent Documents” means, as to the Initial Borrower, its certificate of formation or articles of incorporation or association, as the case may be, and its limited liability company or by-laws, as applicable.

“Borrower Conversion Date” means the date on which the Initial Borrower converts from a limited liability company organized under the laws of the State of Maryland to a corporation organized under the laws of the State of Maryland.

“Borrower Party” has the meaning provided in Section 11.1(a).

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, at any time of determination, the sum of (a) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Included Investors, and (b) sixty-five percent (65%) of the aggregate Unfunded Capital Commitments of the Designated Investors, in each case as such Unfunded Capital Commitments are first reduced by all applicable Concentration Limits. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times.

“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment in the form of Exhibit A.

“Borrowing Base Investors” means, collectively, the Included Investors and the Designated Investors.

“BSBY” means the Bloomberg Short-Term Bank Yield Index rate.

“BSBY Conforming Changes” means, with respect to the use, administration of or any conventions associated with BSBY or any proposed BSBY Successor Rate, as applicable, any conforming changes to the definition of “Reference Rate”, “BSBY”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Credit Agreement and any other Loan Document).

“BSBY Rate” means:

(a) for any Interest Period with respect to a BSBY Rate Loan, (i) to the extent a Borrower has elected a Loan bear interest by reference to the Daily BSBY, then the rate per annum equal to the Daily BSBY, otherwise, (ii) the rate per annum equal to the BSBY Screen Rate two (2) Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published on such determination date then BSBY Rate means the BSBY Screen Rate on the first (1st) Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a Reference Rate Loan on any date, the rate per annum equal to the BSBY Screen Rate with a term of one (1) month commencing that day;

provided that if the BSBY Rate determined in accordance with the foregoing provisions of this definition would otherwise be less than zero (0), the BSBY Rate shall be deemed zero (0) for purposes of this Credit Agreement.

“BSBY Rate Conversion Date” has the meaning provided in Section 2.3(f).

“BSBY Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of BSBY Rate.

“BSBY Replacement Date” has the meaning provided in Section 4.11.

“BSBY Scheduled Unavailability Date” has the meaning provided in Section 4.11.

“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“BSBY Successor Rate” has the meaning specified in Section 4.11.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s office with respect to Obligations denominated in Dollars is located; provided that:

(a) if such day relates to any BSBY Rate Loan, a day on which commercial banks are open for general business in New York City, New York;

(b) if such day relates to any interest rate settings as to Alternative Currency Loans or payments under this Credit Agreement in Euros or the issuance of any Letters of Credit by any branch of the Letter of Credit Issuer in the European Union, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros;

(c) if such day relates to any interest rate settings as to Alternative Currency Loans or payments under this Credit Agreement in Sterling or the issuance of any Letters of Credit by any branch of the Letter of Credit Issuer in the United Kingdom, means any such day on which banks are open for general business in London; and

(d) if such day relates to any fundings, disbursements, settlements and payments in respect of an Alternative Currency (other than Euros or Sterling), or any other dealings in any Alternative Currency (other than Euros or Sterling) to be carried out pursuant to this Credit Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternative Currency.

“Capital Call” means a call upon any or all of the Investors for payment of all or any portion of the Capital Commitments pursuant to and in accordance with, as applicable, the Constituent Documents of the Borrowers and the Subscription Agreements of the applicable Investors. “Capital Calls” means, where the context may require, all Capital Calls, collectively.

“Capital Call Cut-Off Date” means the date on which any Borrower’s ability to call Capital Commitments under the applicable Constituent Documents for the purpose of repaying the Obligations is terminated.

“Capital Commitment” means the capital commitment of the Investors to the Borrowers in the amount set forth in the applicable Constituent Document or the applicable Subscription Agreement, including the “Capital Commitments” (as such term is defined in each applicable Borrower’s Constituent Documents) with respect to Investors to such Borrower. “Capital Commitments” means, where the context may require, all Capital Commitments, collectively.

“Capital Contribution” means, with respect to any Investor, the amount of cash actually contributed by such Investor to the applicable Borrower with respect to its Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with the Borrowers’ Constituent Documents. “Capital Contributions” means, where the context may require, all Capital Contributions, collectively.

“Capital Lease” means any lease of any property by any Person or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Return Certification” means a certificate in the form of Exhibit N.

“Capital Return Notice” means the written notice delivered to an Investor by or on behalf of any Borrower for the purpose of making a return of capital pursuant to the applicable Borrower’s Constituent Documents, which notice shall include: (a) the amount of the Capital Contribution that is being returned to such Investor; (b) the section of the Constituent Documents pursuant to which such amount is being returned and an express statement that such amount is recallable; and (c) such Investor’s new Uncalled Capital Commitment after giving effect to such return of capital, and substantially in the form of Exhibit O. “Capital Return Notices” means, where the context may require, all Capital Return Notices, collectively.

“Cash Collateral Account” means each deposit account held at the Administrative Agent for the purposes of holding Cash Collateral that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Control Event” shall occur if, on any date of determination, (a) an Event of Default has occurred and is continuing; (b) a Potential Default has occurred and is continuing; or (c) a mandatory prepayment has been triggered pursuant to Section 3.5(b), irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 3.5(b).

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; or (d) the compliance with, or application or implementation of, any of the foregoing clauses (a), (b) or (c) of this definition or with the Existing Law by any Lender or Letter of Credit Issuer; provided that notwithstanding anything herein to the contrary, the Existing Law shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any one or more of the following events: the investment manager of the Initial Borrower shall cease to be the Investment Manager (or an Affiliate thereof); provided that a Change of Control shall not exist if a third party administrator acceptable to the Administrative Agent and the Required Lenders in their reasonable discretion, directly or indirectly, acts as the replacement investment manager of the Initial Borrower.

“Closing Date” means the date hereof; provided that all of the conditions precedent set forth in Section 6.1 shall be satisfied or waived by the Lenders.

“Collateral” means all of the collateral security for the Obligations pledged or granted pursuant to the Collateral Documents.

“Collateral Account” means, for each Borrower that has Investors, the account listed on Schedule I (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time), with respect to such Person, which account shall be solely used for receipt of proceeds from Capital Calls. “Collateral Accounts” means, where the context requires, all Collateral Accounts, collectively.

“Collateral Account Pledge” means the pledge of a Collateral Account, in the form of Exhibit D, made by a Borrower in favor of the Administrative Agent, pursuant to which such Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a first priority, Lien (subject only to Permitted Liens) in and to a Collateral Account, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” has the meaning provided in Section 5.1.

“Commitment” means, for each Lender, the amount set forth on Schedule II or on its respective Assignment and Assumption, as such amount may be reduced from time to time by the Borrowers pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b).

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“Concentration Limit” means, with respect to any Borrowing Base Investor, the aggregate amount of Unfunded Capital Commitments of such applicable Borrowing Base Investor in excess of the concentration limits set forth below:

Investor Classification	C oncentration Limit
Rated Included Investor (dependent on applicable ratings below)[1,2]
AAA / Aaa	25.0%[3]
AA+ / Aa1 to AA- / Aa3	20.0%[3]
A+ / A1 to A- / A3	15.0%[3]
BBB+ / Baa1 to BBB- / Baa[3]	10.0%[3]
Other Concentration Limits
Non-Rated Included Investors	10.0% - 25.0%[3]
Corporate Designated Investors	5.0%[3]
Sovereign Designated Investors	5.0%[3]
Fund-of-Funds Designated Investors	3.0%[3]
HNW Designated Investors and HNW Aggregation Vehicles[5]	1.0% - 10%[3]
Aggregate Sovereign Designated Investors	20.0%[3]
Aggregate Fund-of-Funds Designated Investors	15.0%[3]
Aggregate HNW Designated Investors and HNW Aggregation Vehicles[5]	10.0%[3]
Aggregate Designated Investors	35.0%[4,6]

1

The Ratings for such Investor shall be the lower of any senior unsecured Rating of such Investor as issued by either S&P or Moody’s. If such Investor has only one Rating from either S&P or Moody’s, that Rating shall apply.

2

For any Investor that is an unrated subsidiary of a rated parent, acceptable Credit Link Documents from the rated parent entity will be required in order to apply the Concentration Limit based on the Ratings of the parent.

3	The Concentration Limits for each individual Investor classification shall be calculated as a percentage of the aggregate Uncalled Capital Commitments of all Borrowing Base Investors.

4

The aggregate Concentration Limits for Investor classifications shall be calculated as a percentage of the aggregate Uncalled Capital Commitments of all Borrowing Base Investors after deducting any amounts in excess of the applicable individual Investor Concentration Limits.

5	The Concentration Limits for any HNW Aggregation Vehicle may be increased in the Administrative Agent’s sole discretion.

6

Prior to the Borrower having a final closing date to new Investors (the “Final Closing Date”) and if the Guarantor has guaranteed the obligations of the Borrower prior to the Final Closing Date, the individual Concentration Limit for Noble Environmental Investments, LLC shall be 65% and the aggregate concentration limit for all Designated Investors shall be 65%.

provided that for purposes of calculating the above Concentration Limits for any Borrowing Base Investor, each Borrowing Base Investor and its investing Affiliates shall be treated as a single Investor.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Credit Parties or any Investor that is not available to the general public, together with analyses, compilations, studies or other documents, that contain or otherwise reflect such information made available by or on behalf of the Credit Parties or any Investor pursuant to this Credit Agreement orally or in writing to the Administrative Agent or any Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time; or (b) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from the Credit Parties or any Investor or any other source at or prior to such time.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA, EURIBOR or any proposed Successor Rate for any Alternative Currency, as applicable, any conforming changes to the definitions of “Interest Period”, “SONIA” and “EURIBOR”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including the definition of “Business Day”, timing of Requests for Borrowing, Conversion Notices, Rollover Notices or prepayment notices, and length of lookback periods) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, (a) for the Initial Borrower, the Borrower Constituent Documents; and (b) for any other Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (i) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or registration with the secretary of state or other department in the state or jurisdiction of its formation or registration; (ii) in the case of any limited liability company, the articles or certificate of formation, limited liability company agreement and/or operating agreement for such Person; and (iii) in the case of a corporation or an exempted company, the certificate or articles of incorporation, the bylaws, and/or the memorandum and articles of association for such Person (as applicable), in each such case as it may be restated, modified, amended or supplemented from time to time in accordance with the terms hereof.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a BSBY Rate Loan or an Alternative Currency Term Rate Loan from one Interest Period to the next Interest Period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership or other equity interests, or of the ability to exercise voting power by contract or otherwise.

“Control Agreement” means each Control Agreement, among a Borrower, the Administrative Agent and the Account Bank, as the same may be amended, restated, supplemented or otherwise modified from time to time. “Control Agreements” means all Control Agreements, collectively.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Credit Party is a member.

“Conversion Date” means any BSBY Rate Conversion Date or Reference Rate Conversion Date, as applicable.

“Conversion Notice” has the meaning provided in Section 2.3(f).

“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.3(f) or Section 4 of one Type of Loan into another Type of Loan.

“Corporate Designated Investor” means any Designated Investor that is not an HNW Designated Investor, a Fund-of-Funds Designated Investor or a Sovereign Designated Investor.

“Covered Entity” has the meaning provided in Section 12.23(b)(ii).

“Covered Party” has the meaning provided in Section 12.23(a).

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders and the Letter of Credit Issuer under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Borrowing Base Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Party” means each Borrower and Guarantor. “Credit Parties” means the Borrowers and the Guarantor, collectively.

“Credit Provider” means a Person providing Credit Link Documents, in form and substance reasonably acceptable to the Administrative Agent in its sole discretion, of the obligations of an Investor to make Capital Contributions.

“Daily BSBY” means for each day during any Interest Period, the rate of interest per annum determined by the Administrative Agent based on the BSBY Screen Rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) as published by a commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time at the Specified Time, or, if such Specified Time does not occur on a Business Day, then at the Specified Time on the immediately preceding Business Day (rounded upwards, if necessary, to the nearest 1/100 of 1%). If the calculation of Daily BSBY results in a Daily BSBY rate that is less than zero (0), Daily BSBY shall be deemed to be zero (0) for all purposes of the Loan Documents.

“Daily Simple SOFR” means, with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions.

“Default Rate” means on any day the lesser of: (a) the Reference Rate in effect on such day plus two percent (2%) and (b) the Maximum Rate.

“Default Right” has the meaning provided in Section 12.23(b)(iii).

“Defaulting Lender” means, subject to Section 12.12(b) and Section 4.8, any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in the Letter of Credit Liability required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Letter of Credit Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), (d) becomes the subject of a Bail-in Action, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) of this definition, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12(b) and S ection 4.8(b)) upon delivery of written notice of such determination to the Borrowers, the Letter of Credit Issuer and each other Lender promptly following such determination.

“Designated Investor” means an Investor (a) that has been approved in writing as a Designated Investor by all of the Lenders, in their sole discretion, and (b) in respect of which there has been delivered to the Administrative Agent:

(i) a true and correct copy of the Subscription Agreement executed and delivered by such Investor substantially in the form of Exhibit L, which shall be reasonably acceptable to the Administrative Agent, together with the applicable Borrower’s countersignature, accepting such Subscription Agreement;

(ii) any Constituent Documents of the applicable Borrower, and, to the extent applicable, executed and delivered by such Investor;

(iii) a true and correct copy of any Side Letter duly executed and delivered by such Investor, which shall be acceptable to the Administrative Agent in its sole discretion;

(iv) if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider, or Responsible Party, as applicable, executed and delivered by such Person;

(v) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Borrower, executed by such Investor was signed by the applicable Borrower or any Affiliate thereof as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority satisfactory to the Administrative Agent in its reasonable discretion; and

(vi) if such Investor is an HNW Designated Investor, evidence that such HNW Designated Investor is not deceased, and if a family office or family trust, the primary benefactor of which is not deceased.

provided that (1) any Designated Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be a Designated Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Designated Investor in the sole discretion of the Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by the Administrative Agent. The Designated Investors as of the Closing Date are those specified as being Designated Investors on Exhibit A, as in effect on the Closing Date, and Designated Investors approved by the Lenders subsequent to the Closing Date shall be reflected in updated Borrowing Base Certificates accepted by the Lenders. HNW Designated Investors that satisfy the foregoing criteria therefore shall be Designated Investors, but subject to their own sub-Concentration Limits.

“Distribution” has the meaning provided in Section 9.17.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any other Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such other Alternative Currency.

“Dollars” and the sign “$” mean the lawful currency of the United States of America. “Early Adoption Increased Costs” has the meaning provided in Section 4.4(a).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in c lause (a) of this definition and is subject to the supervision of an EEA Resolution Authority; or (c) any financial institution established in an EEA Member Country that is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Date” means the date (which date shall be on or after the Conversion Date) on which the Initial Borrower elects to be regulated as a “business development company” within the meaning of the Investment Company Act.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.11(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

“Eligible Institution” means any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and that is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any claim, demand, liability (including strict liability) obligation, accusation or cause of action, or any order, violation, loss, damage (including to any Person, property or natural resources and including consequential damages), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories) and disbursements in connection with any Environmental Claims, violation or alleged violation of any Environmental Law, the imposition of any Environmental Lien or the failure to comply in all material respects with any Environmental Requirement.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, that pertains to health, safety, or the environment, including ground, air, water, or noise pollution, or underground or aboveground tanks.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“ERISA Investor” means an Investor of any Borrower that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations or any other relevant legal authority.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time. Rate”.

“EURIBOR” has the meaning provided in the definition of “Alternative Currency Term

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Event” has the meaning provided in Section 4.10.

“Event of Default” has the meaning provided in Section 10.1.

“Excluded Investor” means any Investor that is not an Included Investor or Designated Investor, including any Investor that is subject to an Exclusion Event that has not been cured in accordance with the provisions hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.8(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1; and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” means, with respect to any Borrowing Base Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Borrowing Base Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) such Investor shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that such Investor is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Investor in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b) an involuntary case or other proceeding shall be commenced against such Investor, seeking liquidation, reorganization or other relief with respect to such Investor or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Investor or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Investor or of all or substantially all of its assets, or an order for relief shall be entered in respect of such Investor in a proceeding under any Debtor Relief Law;

(c) any final judgment or decree that in the aggregate exceeds fifteen percent (15%) of the net worth of such Investor (measured as of the date of its initial designation as a Borrowing Base Investor) shall be rendered against such Borrowing Base Investor, and (i) any such judgment or decree shall not be discharged, paid, bonded or vacated within forty-five (45) days of issuance or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and shall not be stayed;

(d) such Investor shall (i) repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Capital Call (or such obligation shall be or become unenforceable), (ii) otherwise disaffirm any provision of its Subscription Agreement, the Constituent Documents of any Borrower, as applicable, or any Credit Link Document, or (iii) give any written notice of its intent to withdraw from the applicable Borrower or that it may not fund future contributions pursuant to a Capital Call which it is obligated to fund or comply with the provisions of its Subscription Agreement, the Constituent Documents of any Borrower, as applicable, or any Credit Link Document;

(e) such Investor shall fail to make a Capital Contribution when initially due pursuant to a Capital Call, without regard to any applicable notice or cure period under the applicable Constituent Documents and such delinquency is not cured within five (5) Business Days;

(f) any representation, warranty, certification or statement made by such Investor under its Subscription Agreement (or related Side Letter), the Constituent Documents of the applicable Borrower or any Credit Link Document or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Investor shall prove to be untrue, inaccurate or misleading in any material respect and such circumstance is not cured within two (2) Business Days after the earlier of notice from the Administrative Agent or such Borrower’s actual knowledge;

(g) such Investor encumbers its interest in the applicable Borrower;

(h) a material default shall occur in the performance by it of any of the covenants or agreements contained in its Subscription Agreement (or related Side Letter), the Constituent Documents of the applicable Borrower or any Credit Link Document (except as otherwise specifically addressed in this definition) and such default is not cured within the later of (i) five (5) Business Days or (ii) the applicable cure period under such Subscription Agreement, Side Letter, Constituent Documents or Credit Link Document, as applicable;

(i) in the case of each Investor that is a Rated Included Investor, it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement” in Section 1.1 (it being understood that no Borrower is required to affirmatively monitor the Rating of any such Investor but only to provide notice of an Exclusion Event in accordance with the terms of this Credit Agreement in the event a Borrower obtains knowledge that a Rated Included Investor has failed to maintain the Applicable Requirement for such Investor);

(j) in the case of a Non-Rated Included Investor, to the applicable Borrower’s knowledge, it shall fail to maintain a net worth (determined in accordance with GAAP), measured at the end of each fiscal year of such Investor, of at least seventy-five percent (75%) of the net worth of such Investor, Sponsor, Responsible Party or Credit Provider as provided on its most recently available financial statements on the date of its initial designation as an Included Investor (it being understood that no Borrower is required to affirmatively monitor the net worth of any Non-Rated Included Investor, but only to provide notice of an Exclusion Event in the event a Borrower obtains knowledge of a decline in the net worth of any Non-Rated Included Investor);

(k) in the case of a Non-Rated Included Investor or a Designated Investor, the occurrence of any circumstance or event that, in the sole reasonable discretion of the Administrative Agent could reasonably be expected to impair, impede or jeopardize the obligation of such Investor to fulfill its obligations to make its required Capital Contribution under its applicable Constituent Documents;

(l) such Investor shall Transfer its equity interest in the applicable Borrower and be released from its obligation under the applicable Constituent Documents to make contributions pursuant to a Capital Call with respect to such transferred interest; provided that, if such Investor shall Transfer less than all of its equity interest in the applicable Borrower, only the Transferred portion shall be excluded from the calculation of the Available Commitment;

(m) any Borrower suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Capital Contribution of such Borrowing Base Investor; provided that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Unfunded Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the calculation of the Available Commitment;

(n) the Uncalled Capital Commitment of such Investor ceases to be Collateral subject to a first priority perfected Lien in favor of the Administrative Agent;

(o) in connection with any Borrowing or the issuance of any Letter of Credit, any Borrower has knowledge that such Investor has the right to be excused from funding a Capital Call with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing or Letter of Credit or such Borrower has knowledge that such Investor will likely request to be excused from such funding; provided that only the portion of such Investor’s Unfunded Capital Commitment that would otherwise be contributed to fund such Investment or repay the related Borrowing or Letter of Credit shall be excluded from the calculation of the Available Commitment;

(p) such Investor becomes a Sanctioned Entity, or, to any Credit Party’s or the Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal or suspicious activities;

(q) if such Investor is an Endowment Fund Investor, a breach or written repudiation by its Sponsor of any keepwell agreement with such Investor;

(r) if such Investor is an ERISA Investor, (i) any failure by its Sponsor to pay any contractual or statutory obligations or make any other payment required by ERISA or the Internal Revenue Code with respect to such ERISA Investor or (ii) any determination by an ERISA Investor that participation of such ERISA Investor in the applicable Borrower is “significant” for the purposes of the Plan Asset Regulations and no exception thereunder applies;

(s) such Investor shall become or be declared a “Defaulting Limited Partner” under the Constituent Documents of any Borrower, as applicable; or

(t) such Investor shall amend its Side Letter in any way (including pursuant to a “most favored nations” clause) that would materially impair, impede or jeopardize the Lenders’ rights in the Collateral, as reasonably determined by the Administrative Agent in its sole discretion.

“Existing Law” means (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (b) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” as updated from time to time (“Basel II”); (c) the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time (“Basel III”), including any publications addressing the liquidity coverage ratio or the supplementary leverage ratio; or (d) any implementing laws, rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to the Dodd Frank Act, Basel II or Basel III (whether or not having the force of law).

“Extension Request” means a written request by the Borrowers in form and substance reasonably acceptable to Administrative Agent and substantially in the form of Exhibit M to extend the initial or extended Stated Maturity Date for an additional period of no greater than 364 days.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of

New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day that is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent; provided further that, if the calculation of the Federal Funds Rate results in a Federal Funds Rate that is less than zero (0), the Federal Funds Rate shall be deemed to be zero (0) for all purposes of the Loan Documents..

“Fee Letter” means that certain Fee Letter or Fee Letters, each dated on or after the date hereof, among the Borrowers, the Administrative Agent and certain Lenders in connection with this Credit Agreement and the other Loan Documents, as each may be amended, supplemented or otherwise modified from time to time.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations; and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Borrower may be formed.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liability other than the Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” has the meaning set forth in the applicable Fee Letter.

“Fund-of-Funds Designated Investor” means any Designated Investor that invests in other investment funds rather than investing directly in stocks, bonds or other securities.

“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor: (i) for plan years prior to 2008, the gateway percentage or funded current liability percentage reported on Schedule B to the Form 5500; and (ii) for plan years 2008 and later, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“FX Reserve Amount” means, at any time of determination, the product of (a) the FX Reserve Percentage and (b) the Dollar Equivalent of the sum of the aggregate outstanding principal amount of Loans and the undrawn stated amount of all outstanding Letters of Credit, in each case denominated in an Alternative Currency at such time.

“FX Reserve Percentage” means, as of any date of determination and for each Alternative Currency, a percentage determined in the reasonable discretion of the Administrative Agent to account for foreign exchange volatility, in each case using a methodology that is sufficient to cover the 3-month foreign exchange exposure of the Lenders at such date of determination at a ninety-five percent (95%) confidence interval as calculated using Bloomberg BGN source data on the FXFM screen of Bloomberg (or such other screen as may from time to time be in effect); provided that any such percentage may be reset for any particular Alternative Currency on any Revaluation Date in the reasonable discretion of the Administrative Agent if necessary to account for foreign exchange volatility; provided further that the FX Reserve Amount shall be subject to further adjustment if the cross currency swap analytics tool developed by the Administrative Agent changes after the Closing Date, such adjustment to be made by the Administrative Agent in consultation with the Borrowers (but, for the avoidance of doubt, shall not require any consent of the Borrowers). As of the Closing Date, the FX Reserve Percentage for the below Alternative Currencies is as follows:

Euro	6.83%
Sterling	8.23%

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States, or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guarantor” has the meaning provided in the Preamble.

“Guaranty” has the meaning provided in Section 13.1.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guaranty Obligations” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Material” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law; (b) that are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority; (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval; (e) that are deemed to constitute a nuisance or a trespass that pose a health or safety hazard to Persons or neighboring properties; (f) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance; or (g) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“HNW Aggregation Investor” means an Investor that is an investment vehicle consisting of multiple HNW Designated Investors.

“HNW Designated Investor” means each Designated Investor that is a domestic or international individual investor (including a natural person, family office or family trust) or an entity owned or controlled or established by a domestic or international individual investor (including a natural person, family office or family trust).

“Included Investor” means an Investor (a) that either (i) meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of the Borrowers has been approved in writing as an Included Investor by the Administrative Agent, in its reasonable discretion (a “Rated Included Investor”), or (ii) does not meet the Applicable Requirement but at the request of the Borrowers has been approved in writing as an Included Investor by the Lenders, in their sole discretion (a “Non-Rated Included Investor”), and (b) in respect of which there has been delivered to the Administrative Agent:

(i) a true and correct copy of the Subscription Agreement executed and delivered by such Investor substantially in the form of Exhibit L, which shall be reasonably acceptable to the Administrative Agent, together with the applicable Borrower’s countersignature, accepting such Subscription Agreement;

(ii) any Constituent Documents of the applicable Borrower and, to the extent applicable, executed and delivered by such Investor;

(iii) a true and correct copy of any Side Letter executed by such Investor, which shall be acceptable to the Administrative Agent in its sole discretion;

(iv) if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person; and

(v) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Borrower executed by such Investor was signed by any Borrower or any Affiliate of any Borrower, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received evidence of such signatory’s authority satisfactory to the Administrative Agent in its reasonable discretion;

provided that (1) any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor in the reasonable discretion of the Administrative Agent (in the case of a Rated Included Investor) or sole discretion of all Lenders (in the case of a Non-Rated Included Investor), as applicable; and (2) each restoration and approval under clause (a)(i) or clause (a)(ii) of this definition and each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial and ongoing conditions as may be specified by the Administrative Agent. The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and Included Investors approved by the Administrative Agent or Lenders, as applicable, subsequent to the Closing Date shall be reflected in updated Borrowing Base Certificates delivered to and accepted by the Administrative Agent or Lenders, as applicable.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money, including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and any banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person to repurchase any securities, which repurchase obligation is related to the issuance thereof;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guaranty Obligations of any such Person with respect to any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Initial Borrower” has the meaning provided in the Preamble.

“Interest Option” means BSBY Rate, Alternative Currency Daily Rate, Alternative Currency Term Rate or the Reference Rate.

“Interest Payment Date” means (a) with respect to any Reference Rate Loan, either (i) the BSBY Rate Conversion Date (if such Reference Rate Loan is converted into a BSBY Rate Loan pursuant to Section 2.3(f)) or (ii) the fifth (5th) Business Day of the first month of each calendar quarter following the last day of each Interest Period for the interest accruing during the preceding Interest Period; (b) with respect to any BSBY Rate Loan in respect of which the applicable Borrower has selected Daily BSBY or with respect to any Alternative Currency Daily Rate Loan, the fifth (5th) Business Day of the first month of each calendar quarter following the last day of each Interest Period for the interest accruing during the preceding Interest Period; (c) with respect to any BSBY Rate Loan or Alternative Currency Term Rate Loan in respect of which the applicable Borrower has selected a one-month or three-month Interest Period, the last day of such Interest Period for such BSBY Rate Loan or Alternative Currency Term Rate Loan (or the next succeeding Business Day if such day is not a Business Day); (d) with respect to any BSBY Rate Loan or Alternative Currency Term Rate Loan in respect of which the applicable Borrower has selected a six-month Interest Period, the day corresponding to the date of the Borrowing of such BSBY Rate Loan or Alternative Currency Term Rate Loan, as applicable, occurring each third calendar month during such Interest Period for such BSBY Rate Loan or Alternative Currency Term Rate Loan (or the next succeeding Business Day if such day is not a Business Day); (e) the Maturity Date; and (f) the date of any prepayment of any Loan made hereunder, as to the amount prepaid.

“Interest Period” means (a) with respect to any Reference Rate Loan or Alternative Currency Daily Rate Loan, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan (or, in the case of a Reference Rate Loan, the related Reference Rate Conversion Date pursuant to Section 2.3(f)) and ending on (and including) the last calendar day of such month and (ii) thereafter, each period commencing on (and including) the first calendar day of the succeeding calendar month and ending on (and including) the last calendar day of such month; (b) with respect to any BSBY Rate Loan or Alternative Currency Term Rate Loan, the period commencing on (and including) the BSBY Rate Conversion Date, if applicable, or the date of the initial purchase or funding of such Loan and ending on (but excluding) the corresponding date one month, three months or six months, as designated by the applicable Borrower(s) in the applicable Request for Borrowing; provided that:

(A) any Interest Period with respect to any Loan that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; provided further that if interest in respect of such Interest Period is computed by reference to the BSBY Rate or the Alternative Currency Term Rate, and such Interest Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

(B) if interest in respect of such Interest Period is computed by reference to the BSBY Rate or the Alternative Currency Term Rate, and such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(C) in the case of any Interest Period for any Loans that commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) the Maturity Date and the duration of each Interest Period that commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Investment” means, as to any Borrower, any direct or indirect acquisition or investment by such Borrower, including, without limitation, by means of (a) the purchase or other acquisition of capital stock or other securities of another Person; or (b) a loan, advance or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, in each case done in compliance with its Constituent Documents.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Manager” means MSD Partners, L.P., a Delaware limited partnership.

“Investment Policies” means the investment objectives, policies, restrictions and limitations for the Initial Borrower as delivered to the Administrative Agent prior to the Closing Date (which may be contained in the Constituent Documents or any private placement memorandum or offering document delivered to the Administrative Agent), and as the same may be changed, altered, expanded, amended, modified, termination or restated from time to time in accordance with the definition of Permitted Policy Amendment.

“Investor” means any Person that is admitted to any Borrower (other than a Qualified Borrower) as a member, shareholder, limited partner, general partner or other equity holder in accordance with the applicable Constituent Documents of such Borrower. “Investors” means, where the context may require, all Investors, collectively.

“Investor Information” has the meaning provided in Section 12.17(b).

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender.

“Lender” means (a) Bank of America, in its capacity as lender and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof, and collectively, the “Lenders”.

“Lender Party” has the meaning provided in Section 11.1(a).

“Lending Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application, in the form specified by the Letter of Credit Issuer from time to time and customarily used by such Letter of Credit Issuer in similar circumstances, requesting the Letter of Credit Issuer issue a Letter of Credit.

“Letter of Credit Issuer” means Bank of America or any Affiliate thereof.

“Letter of Credit Liability” means, at any time of determination, the aggregate amount of (a) the Dollar Equivalent of the undrawn stated amount of all outstanding Letters of Credit plus (b) the Dollar Equivalent of the amount drawn under all Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8.

“Letter of Credit Sublimit” means, at any time, an amount equal to twenty percent (20%) of the Available Commitment at such time; provided that the aggregate face amount of Letters of Credit issued in Alternative Currencies shall not at any time exceed the Alternative Currency Sublimit. The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.

“Lien” means any lien, mortgage, security assignment, assignment by way of security, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Assumption, each Letter of Credit Application, all Credit Link Documents, each Qualified Borrower Guaranty, each Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Loans” means the groups of BSBY Rate Loans, Alternative Currency Loans and Reference Rate Loans made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement, plus all payments under a Letter of Credit made to the beneficiary named thereunder (and certain other related amounts specified in Section 2.9 shall be treated as Loans pursuant to Section 2.9).

“Management Agreement” means that certain Investment Advisory Agreement dated as of November 24, 2021, between the Initial Borrower and the Investment Manager.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, liabilities (actual or contingent), condition (financial or otherwise), or business of the Credit Parties taken as a whole; (b) the ability of any Credit Party to perform its obligations under this Credit Agreement or any of the other Loan Documents; (c) the validity or enforceability of this Credit Agreement, any of the other Loan Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; (d) the obligation or the ability of any Credit Party to fulfill its obligations under its Constituent Documents; or (e) the ability of the Investors (or applicable Sponsors, Responsible Parties or Credit Providers) to perform their obligations under the Constituent Documents of the Borrowers, the Subscription Agreements, the Side Letters or the Credit Link Documents, as applicable.

“Material Amendment” has the meaning provided in Section 9.6.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence and continuance of an Event of Default; (c) thirty (30) days prior to the termination of the Constituent Documents of any Borrower; (d) thirty (30) days prior to the Capital Call Cut-Off Date and (e) the date upon which the Borrowers terminate the Commitments pursuant to Section 3.6 or otherwise.

“Maximum Commitment” means $200,000,000, as such amount may be reduced by the Borrowers pursuant to Section 3.6.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Letter of Credit Liability (or, with respect to any mandatory prepayment required pursuant to Section 3.5(b), the portion thereof required to be Cash Collateralized hereunder) of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Rated Included Investor” has the meaning provided in clause (a)(ii) of the definition of “Included Investor”.

“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Notes; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Credit Parties to the Lenders and the other Secured Parties, and all renewals and extensions thereof (including Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including the indemnity provisions hereof) or represented by the Notes and each Qualified Borrower Guaranty, and all interest accruing thereon (including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable), and attorneys’ fees, costs and expenses incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several, together with all indebtedness, obligations and liabilities of the Credit Parties to the Lenders and other Secured Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” has the meaning provided in the definition of “Sanction”.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee that is not a Capital Lease.

“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.8(b)).

“Parallel Investment Vehicle” means a parallel or feeder partnership, real estate tax investment trust, group trust or other investment vehicle created in accordance with the Constituent Documents of any Borrower for the purpose of making Investments through a vehicle or entity other than a Borrower and shall include, to the extent applicable, a “Parallel Investment Vehicle” as such term is defined in the applicable Borrower’s Constituent Documents.

“Participant” has the meaning provided in Section 12.11(d).

“Participant Register” has the meaning provided in Section 12.11(e).

“Participating Member State” means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

“Pending Capital Call” means any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor, and with respect to which such Investor is not in default.

“Permitted Distributions” means (a) Permitted RIC Distributions; (b) Distributions among the Credit Parties; (c) pro rata Distributions from any Qualified Borrower to its holders of equity, including the Initial Borrower; and (d) Distributions in the form of common equity interests in a Borrower.

“Permitted Liens” means (a) Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, in each case pursuant to the Collateral Documents or as otherwise contemplated by the Loan Documents; (b) non-consensual Liens, if any, imposed on the property of any Borrower not yet delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (c) banker’s Liens, rights of setoff or similar rights and remedies arising (i) in the ordinary course of business as to deposit or securities account or other funds maintained with depositary institutions or (ii) as a matter of law; and (d) Liens in connection with Indebtedness provided by the Investment

Manager to the Borrowers; provided that (i) any Liens securing such Indebtedness are, at all times, unperfected; and (ii) the Borrowers, the Investment Manager and the Administrative Agent have entered into an intercreditor agreement with respect to such Indebtedness in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Policy Amendment” means any change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies that: (a) is approved in writing by the Administrative Agent, (b) is required by applicable law, rule, regulation or Governmental Authority, or (c) (i) does not affect the Initial Borrower’s or its Investors’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Initial Borrower, in any case, relating to any Investor Capital Calls, Investor Capital Commitments, Investor Capital Contributions or the shortening of the time period during which they are available, or, except as permitted by this Credit Agreement, suspend, reduce or terminate any Investor’s Unfunded Capital Commitment, (ii) could not otherwise have a Material Adverse Effect on the rights, titles, first priority security interests and Liens, and powers and privileges of the Lenders hereunder and (iii) does not permit or allow any Borrower to purchase Portfolio Assets or otherwise make investments, or engage in any line of business, that are materially different from the Portfolio Assets or lines of business permitted by such Borrower’s Constituent Documents as in effect on the Closing Date.

“Permitted RIC Distributions” means, with respect to each taxable year, any Distributions determined by a Borrower in good faith to be required to be made in order to maintain a Borrower’s tax status under Section 852 of the Internal Revenue Code or to avoid the payment of any tax imposed under Section 852(b)(1), Section 852(b)(3) or Section 4982 of the Internal Revenue Code.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, exempted company, limited liability partnership, limited partnership, exempted limited partnership, nonprofit corporation, partnership, group, sector, sovereign government or agency, instrumentality, or political subdivision thereof, territory, or any similar entity or organization, whether or not having separate legal personality in its jurisdiction of registration, formation or incorporation.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Portfolio Assets” means, at any time, as to any Borrower, the following assets owned by such Person: (i) equity securities or interests (or options or warrants thereon) of any kind, (ii) debt securities or obligations (including loans or advances) of any kind, and (iii) any other Investments.

“Potential Default” means any condition, act or event that, with the giving of notice or lapse of time or both, would become an Event of Default.

“Pre-Adjustment Successor Rate” has the meaning provided in Section 4.11(a).

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Obligations” means, as of any time of determination, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Loans plus (b) the aggregate Letter of Credit Liability.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a)(i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the sum of the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) outstanding of such Lender; and (ii) the denominator of which is the aggregate Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) of all Lenders.

“Proceedings” has the meaning provided in Section 7.9.

“Processing and Recordation Fee” means a non-refundable fee equal to $3,500.

“Proposed Amendment” has the meaning provided in Section 9.6.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning provided in Section 12.23(b)(iv).

“QFC Credit Support” has the meaning provided in Section 12.23.

“Qualified Borrower” has the meaning provided in Section 6.3(a).

“Qualified Borrower Guaranty” and “Qualified Borrower Guaranties” have the meanings provided in Section 6.3(b).

“Qualified Borrower Letter of Credit Note” has the meaning provided in Section 6.3(d).

“Qualified Borrower Notes” means the Qualified Borrower Promissory Notes and the Qualified Borrower Letter of Credit Notes, and “Qualified Borrower Note” means any one of them, as such note may be amended, restated, reissued, extended or modified.

“Qualified Borrower Promissory Note” has the meaning provided in Section 6.3(c).

“Rated Included Investor” has the meaning provided in clause (a)(i) of the definition of “Included Investor”.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity)) from S&P or Moody’s.

“Recipient” means (a) the Administrative Agent; (b) any Lender; and (c) the Letter of Credit Issuer, as applicable.

“Reference Rate” means the greatest of: (a) the Prime Rate plus the Applicable Margin; (b) the Federal Funds Rate plus fifty basis points (0.50%) plus the Applicable Margin; and (c) the BSBY Rate plus one hundred basis points (1.00%) plus the Applicable Margin. Each change in the Reference Rate shall become effective without prior notice to any Credit Party automatically as of the opening of business on the day of such change in the Reference Rate. If the calculation of the Reference Rate results in a Reference Rate that is less than zero (0), the Reference Rate shall be deemed to be zero (0) for all purposes of the Loan Documents. If the Reference Rate is being used as an alternate rate of interest pursuant to Section 4.2, Section 4.3 or Section 4.11, then the Reference Rate shall be the greater of clause (a) and clause (b) of this definition and shall be determined without reference to clause (c) of this definition.

“Reference Rate Conversion Date” has the meaning provided in Section 2.3(f).

“Reference Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate. All Reference Rate Loans shall be denominated in Dollars.

“Register” has the meaning provided in Section 12.11(c).

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Letter of Credit Issuer pursuant to Section 2.8 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment, or into or out of any real property Investment, including the movement of any Hazardous Material through or in indoor or outdoor the air, soil, surface water or groundwater of any real property Investment.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Rate” means, with respect to any Loan denominated in (a) Euro, EURIBOR, and (b) Sterling, SONIA, as applicable.

“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).

“Request for Borrowing” has the meaning provided in Section 2.3(a).

“Request for Letter of Credit” has the meaning provided in Section 2.8(b).

“Required Lenders” means, at any time: (a) the Lenders (other than the Defaulting Lenders) holding an aggregate Pro Rata Share of greater than or equal to sixty-six and two-thirds percent (66-2/3%); or (b) at any time that the Commitments are zero (0), the Lenders (other than the Defaulting Lenders) owed an aggregate Pro Rata Share of greater than or equal to sixty-six and two-thirds percent (66-2/3%); provided that if at any time there is only one Lender party hereto, then “Required Lenders” means such Lender. The Commitments, Principal Obligations and Obligations of any Defaulting Lender shall be disregarded from the calculation when determining Required Lenders at any time.

“Required Payment Time” means in immediately available funds (except to the extent any such excess is addressed by clause (b) of this definition), as follows: (a) promptly, and in any event within two (2) Business Days, to the extent such funds are available in a Collateral Account or any other account maintained by the Borrowers (except to the extent such funds in any such other account are the proceeds of a Capital Call made prior to the Borrowers’ knowledge of the required mandatory prepayment pursuant to Section 3.5(b) and have been earmarked for a contractually binding investment that will be consummated on or prior to the tenth (10th) Business Day following the date on which the Borrowers first become aware of such required mandatory prepayment); and (b) within ten (10) Business Days of demand, to the extent that it is necessary for the Borrowers to issue a Capital Call to fund such required payment (and the Borrowers shall issue such Capital Calls (and shall pay such excess immediately after the Capital Contributions relating to such Capital Call are received)).

“Requirement of Law” means, as to any Person, the certificate of incorporation and by- laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning provided in Section 3.4(b).

“Resignation Effective Date” has the meaning provided in Section 11.9(a)(i).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of a corporation or company, its president or any vice president or any director or other officer or the equivalent thereof (including a secretary or assistant secretary), and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary or the equivalent thereof; (b) in the case of a limited partnership or an exempted limited partnership, an officer, director or other authorized person of its general partner or ultimate general partner, as the case may be, or any officer, director or other authorized person of an entity that has authority to act on behalf of such general partner, acting on behalf of the general partner in its capacity as general partner of such limited partnership or exempted limited partnership; (c) in the case of a limited liability company, any manager, an officer or other authorized person of such limited liability company or any a manager, director, managing member, or other authorized person or the individual acting on behalf of such manager or managing member, in its capacity as manager or managing member of such limited liability company; and (d) in the case of an exempted company, any director or any other duly authorized officer or person of such exempted company, or in each case such other authorized officer or signatory who has the power to bind such corporation, limited partnership, exempted limited partnership, limited liability company, exempted company or any other Person who has provided documentation evidencing such authority or any other party acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the Constituent Document of the applicable Borrower. Any amount of Returned Capital distributed to an Investor shall appear on a Capital Return Notice, duly completed and executed by a Borrower, substantially in the form of Exhibit O.

“Revaluation Date” means each of the following: (a) each date of the making of any Loan or an issuance, amendment, renewal or extension of a Letter of Credit; (b) the date of any Exclusion Event; and (c) each other date on which any of the Administrative Agent or the Borrowers shall reasonably request.

“Rollover” means the renewal of all or any part of any BSBY Rate Loan or Alternative Currency Term Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3(g).

“Rollover Notice” has the meaning provided in Section 2.3(g).

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds; and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over any Credit Party or its Subsidiaries.

“Sanctioned Entity” means any individual, entity, group, sector, territory or country that is the target of any Sanctions, including any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

“Scheduled Unavailability Date” has the meaning provided in Section 4.12(b).

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent, the Structuring Agent, the Lenders, the Letter of Credit Issuer and each Indemnitee.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means that certain security agreement, substantially in the form of Exhibit C, made by a Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to which such Borrower shall pledge a first priority Lien and security interest in, and pledge of, their interests in the Collateral, as the same may be amended, restated, supplemented or otherwise modified from time to time. “Security Agreements” means all Security Agreement, collectively.

“Side Letter” means any side letter executed by or on behalf of an Investor with any Borrower or the Investment Manager with respect to such Investor’s rights and/or obligations under its Subscription Agreement or the Constituent Documents of the applicable Borrower, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“SOFR” is defined in the definition of “Daily Simple SOFR”.

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.11448% (11.448 basis points); and with respect to Term SOFR means 0.11448% (11.448 basis points) for an interest period of one-month’s duration, 0.26161% (26.161 basis points) for an interest period of three- month’s duration, 0.42826% (42.826 basis points) for an interest period of six-months’ duration, and 0.71513% (71.513 basis points) for an interest period of twelve–months’ duration.

“Sole Bookrunner” means Bank of America.

“Sole Lead Arranger” means Bank of America.

“Solvent” means, with respect to any Credit Party, as of any date of determination, that as of such date:

(a) the fair value of the assets of such Credit Party and, with respect to each Borrower, the aggregate Unfunded Capital Commitments, are greater than the total amount of liabilities, including contingent liabilities, of such Credit Party;

(b) the fair value of the assets of such Credit Party and, with respect to each Borrower, the aggregate Unfunded Capital Commitments, are not less than the amount that will be required to pay the probable liability of the Credit Parties on their debts as they become absolute and matured;

(c) such Credit Party does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and

(d) such Credit Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and, with respect to each Borrower, the aggregate Unfunded Capital Commitments would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth (5th) Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided that if such determination date is not a Business Day, SONIA means such rate that applied on the Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.1193% per annum.

“Sovereign Designated Investor” means any Designated Investor that is a sovereign government or any agency, instrumentality or political subdivision of a sovereign government.

“Specified Time” means the day and time determined in accordance with Schedule IV.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the private or state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not- for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Spot Rate” for an Alternative Currency means the rate reasonably determined by the Administrative Agent or the Letter of Credit Issuer to be the spot rate for the purchase of such Alternative Currency with Dollars as published by Bloomberg on page CurncyFXIP (or such other equivalent page as may from time to time be in effect) at approximately 11:00 a.m. on the date as of which the foreign exchange computation is made; provided that the Administrative Agent or Letter of Credit Issuer may obtain such spot rate from another commercially available source designated by the Administrative Agent or Letter of Credit Issuer if such spot rate is not available on Bloomberg.

“Stated Maturity Date” means December 21, 2022 (or if such date is not a Business Day, the immediately preceding Business Day) subject to the Borrowers’ extension of such date under Section 2.14; provided that the Stated Maturity Date shall, in any and all circumstances, refer to a date on or before thirty (30) days prior to the Capital Call Cut-Off Date.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subscription Agreement” means a subscription agreement and any related supplement thereto executed by an Investor in connection with the subscription for a partnership or other equity interest in any Borrower, as applicable, as amended, restated, supplemented or otherwise modified from time to time; “Subscription Agreements” means, where the context may require, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.

“Successor Rate” has the meaning specified in Section 4.12.

“Supported QFC” has the meaning provided in Section 12.23.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable corresponding Interest Period of BSBY (or if any Interest Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, and if such interest period of SOFR corresponds equally to two Interest Periods of BSBY, the corresponding interest period of the shorter duration shall be applied) the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means, at any time of determination, the lesser of (a) $25,000,000, and (b) five percent (5%) of the aggregate Uncalled Capital Commitments of the Borrowing Base Investors at such time.

“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.

“Type of Loan” means a Reference Rate Loan, a BSBY Rate Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time that governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s uncalled Capital Commitment, including, for the avoidance of doubt an Investor’s “Remaining Commitment” as defined in the applicable Borrower’s Constituent Documents.

“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Capital Commitment minus (a) any portion of such Investor’s Capital Commitment that is subject to a Pending Capital Call and (b) such Investor’s Capital Contributions to date.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“Unused Commitment Fee Rate” has the meaning set forth in the applicable Fee Letter.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning provided in Section 12.23.

“U.S. Tax Compliance Certificate” has the meaning provided in Section 4.1(f)(ii)(B)(3).

“Withholding Agent” means any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) all terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;

(h) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Credit Agreement;

(i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(l) a Potential Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived; and

(m) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.3 Accounting Terms. All accounting terms not specifically or completely defined herein or in any other Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.

1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.

1.7 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount that is drawn, reimbursed and no longer available under such Letter of Credit).

1.8 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of credit extensions and outstanding amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Letter of Credit Issuer, as applicable.

(b) Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be.

1.9 Additional Alternative Currencies. The Borrowers may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and all of the Lenders, which approval shall be in their sole discretion; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Letter of Credit Issuer and all of the Lenders, which approval shall be in their sole discretion.

1.10 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “BSBY Rate”, “Alternative Currency Daily Rate” and “Alternative Currency Term Rate”, or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any of such rate (including, without limitation, any BSBY Successor Rate) or the effect of any of the foregoing, or of any BSBY Conforming Changes or any Conforming Changes.

1.11 Defined Terms. Certain defined terms hereunder are defined by cross reference to the Borrower Constituent Documents and certain provisions of this Credit Agreement and the other Loan Documents reference particular sections of the Borrower Constituent Documents. With respect to any Borrower that joins the Credit Facility after the Closing Date in accordance with the terms hereof, such definitions and provisions with respect to such other Borrower shall be deemed to refer to the definitions and sections in such other Borrower Constituent Documents that correspond to the stated definitions and sections of the Borrower Constituent Documents.

Section 2. REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

2.1 The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, the Lenders agree, during the Availability Period: (i) to extend to the Borrowers a revolving line of credit; and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrowers, in each case in Dollars or in one or more Alternative Currencies.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in Section 2.1(c), the Lenders shall not be required to advance any Borrowing, Continuation, Conversion or cause the issuance of any Letter of Credit hereunder if:

(i) after giving effect to such Borrowing, Continuation, Conversion, or issuance of such Letter of Credit: (A) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; (B) with respect to the issuance of any Letter of Credit only, the Dollar Equivalent of the Letter of Credit Liability would exceed the Letter of Credit Sublimit; (C) the Dollar Equivalent of the Principal Obligations of any Lender would exceed the Commitment of such Lender; or (D) the Dollar Equivalent of the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit; or

(ii) the conditions precedent in Section 6.2 have not been satisfied (which shall be limited to clauses (a) and (b) thereof solely in the case of Continuations and Conversions).

(c) Exceptions to Limitations. Conversions to Reference Rate Loans shall be permitted in the case of Section 2.1(b)(i) and Section 2.1(b)(ii), in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

2.2 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to the Borrowers at any time and from time to time in an aggregate principal amount at any one time outstanding up to the Dollar Equivalent of such Lender’s Commitment at any such time. Subject to the conditions set forth in Sections 2.1(b) and 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Availability Period. Each Borrowing pursuant to this Section 2.2 shall be made in Dollars or in one or more Alternative Currencies and shall be funded ratably by the Lenders in proportion to their Pro Rata Share. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.3 Manner of Borrowing.

(a) Request for Borrowing. The Borrowers shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), in the form of Exhibit E, and which notice shall be irrevocable and effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than the Specified Time; and (ii) must specify: (A) the amount of such Borrowing; (B) the currency of the Borrowing; (C) the Interest Option; and (iv) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after the Specified Time shall be deemed to have been given by the Borrowers on the next succeeding Business Day. Each Request for Borrowing submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 and 6.2 and, to the extent applicable, Section 6.3, have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3.

(b) Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2.

(c) Request for Borrowing Irrevocable. Each Request for Borrowing completed and signed by the Borrowers in accordance with Section 2.3(a) shall be irrevocable and binding on the Borrowers, and the Borrowers shall indemnify each Lender against any cost, loss or expense incurred by such Lender (other than loss of margin or spread or any anticipated profits), either directly or indirectly, as a result of any failure by the Borrowers to complete such requested Borrowing, including any cost, loss or expense incurred by the Administrative Agent or any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence or willful misconduct of such Person as determined by a court of competent jurisdiction by final and non-appealable judgment. A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrowers and shall, in the absence of a manifest error, be conclusive and binding.

(d) Notification of Lenders. The Administrative Agent shall promptly notify each Lender of the Administrative Agent’s receipt of any Request for Borrowing.

(e) Lender’s Commitment. Each Lender shall make each requested Loan, in accordance with its Pro Rata Share thereof, in Same Day Funds in the applicable currency. Notwithstanding anything contained in this Section 2.3(e) or elsewhere in this Credit Agreement to the contrary, no Lender shall be obligated to provide the Administrative Agent or the Borrowers with funds in connection with a Loan in an amount that would result in the sum of the Dollar Equivalent of the Loans then funded by it plus such Lender’s Pro Rata Share of the Dollar Equivalent of the Letter of Credit Liability exceeding its Commitment then in effect.

(f) Conversions. The applicable Borrowers shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day, to convert such Reference Rate Loan to a BSBY Rate Loan (a “BSBY Rate Conversion Date”); and (ii) any BSBY Rate Loan, on any Business Day to convert such BSBY Rate Loan to a Reference Rate Loan (a “Reference Rate Conversion Date”); provided that the Borrowers shall, on such Reference Rate Conversion Date, make the payments required by Section 4.5, if any; in either case, by giving the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail substantially in the form of Exhibit G (a “Conversion Notice”) of such selection no later than the Specified Time. Each Conversion Notice shall be effective upon notification thereof to the Administrative Agent. Each Conversion Notice shall be irrevocable. A request of the Borrowers for a Conversion of a Reference Rate Loan into a BSBY Rate Loan is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Conversion.

(g) Continuations. No later than the Specified Time, the applicable Borrowers shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail) (the “Rollover Notice”) whether they desire to renew such BSBY Rate Loan or Alternative Currency Term Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrowers with respect to such Rollover. Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. If the Borrowers fail to timely give the Administrative Agent the Rollover Notice with respect to any BSBY Rate Loan, the Borrowers shall be deemed to have elected to renew such BSBY Rate Loan with an Interest Period of one (1) month. If the Borrowers fail to timely give the Administrative Agent the Rollover Notice with respect to any Alternative Currency Term Rate Loan, or fail to specify the length of the Interest Period in such Rollover Notice, the Borrowers shall be deemed to have elected to continue such Alternative Currency Term Rate Loan in its original currency with an Interest Period of one (1) month. Any Rollover is subject to the condition that no Event of Default or Potential Default exists at the time of such request or after giving effect to such Rollover.

(h) Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) BSBY Rate Loans (other than BSBY Rate Loans based on Daily BSBY) and Alternative Currency Term Rate Loans, in the aggregate, may be outstanding hereunder at any one time during the Availability Period.

(i) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount and currency of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

(j) BSBY Conforming Changes. With respect to BSBY the Administrative Agent will have the right to make BSBY Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such BSBY Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such BSBY Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(k) Conforming Changes. With respect to any Alternative Currency Daily Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

2.4 Minimum Loan Amounts. Each BSBY Rate Loan and Alternative Currency Loan shall not be less than $1,000,000, and each Reference Rate Loan shall not be less than $250,000; provided that a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment or that is required to finance the reimbursement of a Letter of Credit under Section 2.8(c).

2.5 Funding. Subject to the fulfillment of all applicable conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to the Administrative Agent no later than the Specified Time, in Same Day Funds in the applicable currency, and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall deposit such proceeds in immediately available funds in the applicable Borrower’s account maintained with the Administrative Agent not later than the Specified Time or, if requested by the Borrowers in the Request for Borrowing, shall wire-transfer such funds as requested on or before such time. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the Borrowers a corresponding amount not to exceed its Commitment as Lender hereunder. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the Borrowers by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay its amount upon the Administrative Agent’s demand, then from the Borrowers by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrowers. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Commitment.

2.6 Interest.

(a) Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to BSBY Rate Loans, BSBY Rate for the applicable Interest Period, plus the Applicable Margin; (ii) with respect to Alternative Currency Daily Rate Loans, the applicable Alternative Currency Daily Rate plus the Applicable Margin; (iii) with respect to Alternative Currency Term Rate Loans, the applicable Alternative Currency Term Rate for the applicable Interest Period plus the

Applicable Margin; and (iv) with respect to Reference Rate Loans, the Reference Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and one Interest Option. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Reference Rate Loans shall become effective, without prior notice to the Borrowers, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each BSBY Rate Loan and Reference Rate Loan bearing interest based off BSBY shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off BSBY) and each Alternative Currency Loan shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Alternative Currency Loans as to which market practice differs from the foregoing, in accordance with such market practice. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Default Rate. If an Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.6(a)) all Obligations shall bear interest, after as well as before judgment, at the Default Rate.

2.7 Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the BSBY Rate Loans, Alternative Currency Loans and Reference Rate Loans hereunder. The Administrative Agent shall, upon request, give notice to the Borrowers and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.8 Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Availability Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars or in one or more Alternative Currencies and in such aggregate face amounts as the Borrowers may request; provided that: (i) on the date of issuance, the Dollar Equivalent of the Principal Obligations (after giving effect to the issuance of any such Letter of Credit) shall not exceed the Available Commitment as of such date; (ii) the Dollar Equivalent of the Letter of Credit Liability shall not exceed the Letter of Credit Sublimit; (iii) each Letter of Credit shall be in a minimum amount of $500,000; (iv) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Letter of Credit Issuer) without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date, or, if the Borrowers comply with Section 2.8(h), within one (1) year after the Stated Maturity Date; (v) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of

Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York; and (vi) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the Letter of Credit Issuer deems material to it; (B) the Borrowers have not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit; (C) the issuance of such Letter of Credit would violate Applicable Law or one or more policies of the Letter of Credit Issuer; or (D) the Letter of Credit Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

(b) Request for Letter of Credit. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent in the form of Exhibit F (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application and a Borrowing Base Certificate, for the Letter of Credit Issuer, on or before the Specified Time. The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, the Borrowers shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:

(i) as of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date));

(ii) as of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the Available Commitment as of such date, and the Dollar Equivalent of the Letter of Credit Liability will not exceed the Letter of Credit Sublimit;

(iii) as of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) for Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit; and

(iv) all conditions precedent in Section 6.2 for the issuance of such Letter of Credit will be satisfied as of the date of such issuance.

(c) Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including: (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.13; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.4; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit. Each Lender’s Pro Rata Share of any Letter of Credit Liability, subject to the Letter of Credit Sublimit and the other provisions of this Credit Agreement, is set forth on Schedule II; provided that, for the avoidance of doubt, no Lender’s Pro Rata Share of any Letter of Credit Liability shall exceed the Commitment of such Lender.

(d) Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Loan as provided for in this Section 2.8(d) or with funds from other sources), in Same Day Funds in the applicable currency, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless the Borrowers shall immediately notify the Letter of Credit Issuer that the Borrowers intend to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Request for Borrowing to the Administrative Agent and the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to the Borrowers, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs, expenses and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the Borrowers of any such disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a Reference Rate Loan; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrowers with respect to Borrowings, each under this Section 2.8(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 6.1, 6.2 and/or 6.3, as applicable, be honored in accordance with this Section 2.8(d) under all circumstances, including any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor- in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Event of Default or Potential Default or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

(e) Borrower Inspection. The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers shall immediately notify the Letter of Credit Issuer of the same in writing. The Borrowers shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of Letter of Credit Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.8(d). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrowers, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrowers pay to the Administrative Agent for deposit in a segregated interest-bearing Cash Collateral Account, as security for the Obligations, an amount equal to the Minimum Collateral Amount at the time such notice is given. Unless otherwise required by Applicable Law, upon the full and final payment of the Obligations, the Administrative Agent shall return to the Borrowers any amounts remaining in said Cash Collateral Account.

(h) Cash Collateral. (i) If, as of the Stated Maturity Date, any Letters of Credit for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of any other circumstances under this Credit Agreement or the other Loan Documents requiring the Borrowers to Cash Collateralize Letters of Credit, the Borrowers shall promptly, but in any event no later than thirty (30) days prior to the Stated Maturity Date, Cash Collateralize in an amount equal to the Minimum Collateral Amount or, in the case of Section 2.8(h)(ii), such amount expressly required by the terms of this Credit Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by the Administrative Agent as Cash Collateral subject to the terms of this Section 2.8(h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrowers pursuant to this Section 2.8(h) shall be in currencies of the related Letters of Credit. Cash Collateral held in the Cash Collateral Account shall be applied by the Administrative Agent to the reimbursement of the Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of Cash Collateral held in the Cash Collateral Account pursuant to this Section 2.8(h) shall be returned to the Borrowers. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral and in the Cash Collateral Account as security in respect of the Letter of Credit Liability.

(i) Lenders’ Obligations. In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.8(h) or otherwise pursuant to this Credit Agreement (including the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.8 shall cease in all respects, the Lenders shall no longer be entitled to receive their Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.13 (which shall be payable exclusively to the Letter of Credit Issuer), and the Lenders shall cease to be obligated to fund any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).

(j) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.8 shall be subject to the terms and conditions of Section 4.9 and Section 12.12.

2.9 Qualified Borrowers. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 6.3, to cause Letters of Credit to be issued for the account of a Qualified Borrower pursuant to Section 2.8, and to accept the Qualified Borrower Guaranties in support thereof, the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the Borrowers, in immediately available funds, an amount equal to the amount due and owing under any Qualified Borrower Note or any Qualified Borrower Guaranty, together with all interest, costs, expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent shall notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Reference Rate Loan pursuant to Section 2.3 in the amount so paid, and the Borrowers shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3, a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

2.10 Use of Proceeds, Letters of Credit and Qualified Borrower Guaranties. The proceeds of the Loans and the Letters of Credit shall be used solely for purposes expressly permitted under the Constituent Documents of each Borrower and any applicable Side Letters. Neither the Lenders nor the Administrative Agent shall have any liability, obligation or responsibility whatsoever with respect to the Borrowers’ use of the proceeds of the Loans, the Letters of Credit or execution and delivery of the Qualified Borrower Guaranties, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not the Borrowers’ use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Constituent Documents of any Borrower or any applicable Side Letters. Nothing, including any Borrowing, any Continuation, any issuance of any Letter of Credit or acceptance of any Qualified Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by the Borrowers is permitted by the terms of the Constituent Documents of any Borrower or any applicable Side Letters. Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan and Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). No Borrower shall to its actual knowledge use the proceeds of any Borrowing hereunder to purchase any asset or securities from, or issued by, any Lender’s non-bank “affiliates” as such term is defined in    12 C.F.R. Part 223. In connection with each Request for Borrowing hereunder, the requesting Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its actual knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by such Borrower to, directly or indirectly, either (x) purchase any asset or securities from, or issued by, any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund sponsored by a Lender or Affiliate thereof.

2.11 Fees. The Borrowers shall pay all fees in the amounts and on the dates set forth in the applicable Fee Letter.

2.12 Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, an unused commitment fee at the Unused Commitment Fee Rate on the Commitment of the Lenders that was unused (through the extension of Loans or the issuance of Letters of Credit), in each case calculated on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the fifth (5th) Business Day of the first month of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.12, the fee shall be calculated on a daily basis. The Borrowers and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes. Unused commitment fees shall be payable in Dollars.

2.13 Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin (plus two percent (2%) if an Event of Default has occurred and is continuing) on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized); and (b) for the benefit of the Letter of Credit Issuer, (i) a Fronting Fee and (ii) all reasonable and customary out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer. Letter of Credit fees shall be payable in Dollars.

2.14 Extension of Maturity Date. The Borrowers shall have a one-time option to extend the Stated Maturity Date then in effect for up to 364 days, subject to satisfaction of the following conditions precedent:

(a) each of the Administrative Agent and the extending Lenders consent to the extension in their sole discretion;

(b) the Borrowers shall have paid an extension fee to the Administrative Agent for the benefit of the extending Lenders, in accordance with the applicable Fee Letter;

(c) no Event of Default or Potential Default shall have occurred and be continuing on the date on which notice is given in accordance with the following Section 2.15(e) or on the initial Stated Maturity Date;

(d) as of the effective date of such extension and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition; and

(e) the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than forty-five (45) days prior to the Stated Maturity Date then in effect (which shall be promptly forwarded by the Administrative Agent to each Lender).

Section 3. PAYMENT OF OBLIGATIONS

3.1 Revolving Credit Notes. Any Lender may request that its Loans be evidenced by a promissory note. In such event, each Borrower shall execute and deliver a Note or Notes in the form of Exhibit B (with blanks appropriately completed in conformity herewith), in favor of such Lender. Each Borrower agrees, from time to time, upon the request of the Administrative Agent or any Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to the Administrative Agent or such Lender, in renewal of and substitution for the Note previously issued by such Borrower to the Administrative Agent or such Lender, and such previously issued Note shall be returned to such Borrower marked “replaced”. The Borrowers’ obligations to reissue any Note shall be conditioned upon any previously issued Note being substantially simultaneously returned to the applicable Borrower or a lost note affidavit containing indemnification provisions acceptable to the applicable Borrower in all respects being substantially simultaneously delivered to such Borrower.

3.2 Payment of Obligations. Subject to Section 3.5(b)(v), the Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.3 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursement or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.6, notwithstanding whether the Borrowers received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrowers in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent in the Administrative Agent’s Account described in Section 3.4, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date, (ii) on each other date of any reduction of the Principal Obligation hereunder, with respect to the portion of the Principal Obligation so repaid, and (iii) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4 Payments on the Obligations.

(a) Borrower Payments. All payments of principal of, and interest on, the Obligations under this Credit Agreement by any Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by the Borrowers for receipt by the Administrative Agent before 2:00 p.m. in federal or other immediately available funds to the Administrative Agent at account number 1365841006271 at Bank of America, N.A., ABA No. 026009593, reference “MSD Investment, LLC”, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 2:00 p.m. shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds.

(b) Lender Payments. Each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations by the Borrowers to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the Letter of Credit Issuer hereunder, if the Administrative Agent determines (which determination shall be conclusive, absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) the Borrowers have not in fact made such payment; (ii) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the

Rescindable Amount so distributed to such Lender or the Letter of Credit Issuer, as applicable, in immediately available funds, with interest thereon for each day from the date such amount is distributed to it to the date of repayment by it to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (i) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (iii) third, against all principal due and owing on the Obligations as of the date of such payment; and (iv) fourth, to all other amounts constituting any portion of the Obligations.

3.5 Prepayments.

(a) Voluntary Prepayment. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty on any Business Day; provided that: (a) such notice must be received by the Administrative Agent not later than the Specified Time; and (b) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

(b) Mandatory Prepayment.

(i) Excess Loans Outstanding. If, on any day, the Dollar Equivalent of the Principal Obligations exceed the Available Commitment (including as a result of an Exclusion Event), then the Borrowers shall pay without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 3.5(b)(ii)) by the Required Payment Time. Each Borrower hereby agrees that if any such payments have not been made by the Required Payment Time, then the Administrative Agent may withdraw from any Collateral Account any Capital Contributions deposited therein and apply the same to the Principal Obligations until such time as the payment obligations of this Section 3.5(b) have been satisfied in full.

(ii) Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 3.5(b) is attributable to undrawn Letters of Credit, the Borrowers shall Cash Collateralize such excess in the currency of the related Letter of Credit with the Administrative Agent, when required pursuant to the terms of Section 3.5(b), as security for such portion of the Obligations. Unless otherwise required by Applicable Law, upon: (A) a change in circumstances such that the Principal Obligations no longer exceed the Available Commitment; or (B) the full and final payment of the Obligations and the expiration or termination of all Letters of Credit, so long as no Event of Default or Potential Default has occurred and is continuing, the Administrative Agent shall return to the Borrowers any amounts remaining in said Cash Collateral Account.

(iii) Excess Alternative Currency Obligations Outstanding. If, on any day, the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies exceed 103% of the Alternative Currency Sublimit then the Borrowers shall promptly pay without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in Same Day Funds.

(iv) Constituent Documents. The Borrowers shall comply with the provisions of their respective Constituent Documents as they relate to repayment of Borrowings.

(v) Principal Obligations Outstanding. To the extent applicable, the Principal Obligations with respect to each Loan shall be due and payable on the earlier of (A) the Maturity Date; and (B) the date on which Loans must be repaid based on the date of incurrence pursuant to the Borrower Constituent Documents.

3.6 Reduction or Early Termination of Commitments. So long as no Request for Borrowing or Request for Letter of Credit is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice and shall be a Business Day): (a)(i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including all interest accrued thereon, in accordance with the terms of Section 3.3; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Dollar Equivalent of the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including payment of all interest accrued thereon, in accordance with the terms of Section 3.3; provided that, the Maximum Commitment may not be terminated or reduced such that, the Available Commitment would be less than the Dollar Equivalent of the aggregate stated amount of outstanding Letters of Credit; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Cash Collateral (from the proceeds of Capital Calls only) for deposit in the Cash Collateral Account in accordance with Section 2.8(h), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $25,000,000 or multiples thereof; and (y) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to $50,000,000 or less (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.

3.7 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

3.8 Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a) Inducement. The Lenders have been induced to make the Loans to, and the Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that all Obligations under the Loan Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b) Combined Liability. Notwithstanding the foregoing, the Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including the Loans and the other Obligations, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Obligations against any one or more of the Borrowers.

(c) Separate Exercise of Remedies. The Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce one or more Borrower’s obligations without enforcing any other Borrower’s obligations and vice versa. Any failure or inability of the Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Borrowers. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

Section 4. CHANGE IN CIRCUMSTANCES

4.1 Taxes.

(a) Defined Terms. For purposes of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Notice of Non-Excluded Taxes. The Borrowers shall promptly, upon becoming aware that a Borrower must deduct or withhold any non-United States federal Tax on a payment under a Loan Document (or that there is any change in the rate or the basis of a non-United States federal Tax required to be deducted or withheld), notify the Administrative Agent accordingly. Similarly, any other Lender or Agent shall notify the Administrative Agent on becoming so aware in respect of a payment payable to such Lender or Agent, as applicable. If the Administrative Agent receives such notification from a Lender or Agent it shall notify the Borrowers.

(d) Other Taxes. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(e) Indemnification. (i) The Borrowers shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1(e)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender and Agent (other than the Administrative Agent) shall indemnify the applicable Borrower and the Administrative Agent against any Excluded Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent, as applicable) incurred by or asserted against such Borrower or the Administrative Agent, as applicable, by the relevant Governmental Authority for not properly withholding such Excluded Taxes, except to the extent that any such amount or payment (A) results from the gross negligence or willful misconduct of such Borrower or the Administrative Agent, as applicable; (B) with respect to penalties or interest, results from such Borrower’s or the Administrative Agent’s failure to promptly notify the applicable Lender or Agent under Section 4.1(c) hereof; or (C) represents an amount required to be deducted or withheld from additional amounts payable for Non-Excluded Taxes under Section 4.1(c) hereof. The agreements in this Section 4.1(e) hereof shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, any other Lender or Agent, and the repayment, satisfaction or discharge of all other Obligations.

(f) Prescribed Forms.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested in writing by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested in writing by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(f)(ii)(A), ( ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W- 8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit P-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested in writing by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), then such Lender shall deliver to such Borrowers and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this S ection 4.1(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Selection of Lending Office. If any Borrower is or is likely to be required to pay additional amounts to or for the account of any Lender or Agent to this Section 4.1, then such Lender or Agent shall agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if applicable, so as to eliminate or reduce any such additional payment that may thereafter accrue if such change, in the good faith judgment of such Lender or Agent, is not otherwise materially disadvantageous to such Lender or Agent.

(h) Evidence of Payment. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 4.1, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(i), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2 Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans or other Obligations or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency or to determine or charge interest rates based upon BSBY or any Relevant Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (a) any obligation of such Lender to make or continue BSBY Rate Loans or the Obligations in the affected currency or currencies, or to convert Reference Rate Loans to

BSBY Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Reference Rate Loans the interest rate on which is determined by reference to the BSBY Rate component of the Reference Rate, the interest rate on which Reference Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the BSBY Rate component of the Reference Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice and thereafter while such circumstances exist, the applicable Lender shall not make any BSBY Rate Loans or make any Alternative Currency Loans based on such Relevant Rate, as applicable, during such period, or reallocate any Loans allocated to any Interest Period ending during such period to an Interest Period with respect to which interest is calculated by reference to the BSBY Rate (other than a Reference Rate Loan) or such Relevant Rate, as applicable (and all calculations of the Reference Rate shall be calculated without reference to the BSBY Rate component thereof); provided that, (x) if the foregoing notice relates to Loans that are outstanding as (A) Loans denominated in Dollars, such Loans shall be Converted to Reference Rate Loans only on the last day of the then-current Interest Period (or immediately in the case of daily rate Loans), or (B) Loans denominated in an Alternative Currency, such Loans shall be repaid only on the last day of the then-current Interest Period (or immediately in the case of daily rate Loans), and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing of Loans based on such Relevant Rate, as applicable. Upon the repayment of any such Loans, the Borrowers shall also pay accrued interest on the amount so repaid. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3 Inability to Determine Rates. If the Administrative Agent determines (which determination shall be conclusive absent manifest error), for any proposed Interest Period, that: (a) deposits (whether in Dollars or any Alternative Currency) are not being offered to banks in the applicable offshore market for such currency for the applicable amount and Interest Period of any BSBY Rate Loan or Alternative Currency Loan (and no Successor Rate or BSBY Successor Rate, as the case may be, has been determined in accordance with Section 4.11 or Section 4.12, as applicable, or the BSBY Scheduled Unavailability Date or Scheduled Unavailability Date, as applicable, has occurred); (b) BSBY does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any BSBY Rate Loan; (c) the Relevant Rate for any requested Interest Period or determination date(s) for any currency does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any Loan with such Interest Period or determination date(s) for such currency; or (d) no BSBY Successor Rate for the BSBY Rate or Successor Rate for the Relevant Rate for the applicable Alternative Currency, as applicable, has been determined in accordance with Section 4.11 or Section 4.12, as applicable, and the circumstances under Section 4.11(a) or the BSBY Scheduled Unavailability Date or Section 4.12(a) or the Scheduled Unavailability Date, as applicable, has occurred with respect to such Relevant Rate, as applicable; then: (i) the Administrative Agent shall forthwith notify the Lenders and the Borrowers; and (ii) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to BSBY or such Relevant Rate, as applicable. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the applicable offshore market to fund its purchase or maintenance of such Loans, or that BSBY or the Relevant Rate applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (A) the Administrative Agent shall forthwith so notify the Borrowers and the Lenders; and (B) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any BSBY Rate Loans or make any Alternative Currency Loans based on such Relevant Rate, as applicable, during such period, or reallocate any Loans allocated to any Interest Period ending during such period to an Interest Period with respect to which interest is calculated by reference to BSBY or such Relevant Rate, as applicable (and the utilization of the BSBY Rate component in determining the Reference Rate shall be suspended); provided that, (x) if the foregoing notice relates to Loans that are outstanding as (A) Loans denominated in Dollars, such Loans shall be Converted to Reference Rate Loans only on the last day of the then-current Interest Period (or immediately in the case of daily rate Loans), or (B) Loans denominated in an Alternative Currency, such Loans shall be repaid only on the last day of the then-current Interest Period (or immediately in the case of daily rate Loans), and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing of Loans based on such Relevant Rate, as applicable. Upon the repayment of any such Loans, the Borrowers shall also pay accrued interest on the amount so repaid.

4.4 Increased Cost and Reduced Return; Change in Requirements of Law.

(a) Increased Cost Generally. If after the Closing Date (x) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, (y) any guidance, request or directive (whether or not having the force of law) from any central bank or other Governmental Authority or (z) compliance, application or implementation by any Affected Party with the foregoing subclauses (x) or (y) or any Existing Law:

(i) imposes or modifies any reserve, fee, tax, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, any liabilities of or any credit extended by, any of the Affected Party in respect of or in connection with this Credit Agreement;

(ii) has the effect of reducing an Affected Party’s rate of return in respect of this Credit Agreement on such Affected Party’s capital to a level below that which such Affected Party would have achieved but for the occurrences set forth in this subsection (a);

(iii) affects or would affect the amount of the capital required to be maintained by such Affected Party; or

(iv) causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Party, which in the sole discretion of such Affected Party is allocable to the Borrowers or to the transactions contemplated by this Credit Agreement;

and the result of any of the foregoing is to impose a cost on, or increase the cost to, any Affected Party of its commitment under any Loan Document or of purchasing, maintaining or funding any interest acquired under any Loan Document, then, upon written demand, the Borrower shall pay to the Administrative Agent for the account of such Affected Party such additional amounts as will compensate such Affected Party for such new or increased cost. For the avoidance of doubt, each Borrower acknowledges that this Section 4.4 permits the Affected Party to institute measures in anticipation of a Requirement of Law (including the imposition of internal charges on the Affected Party’s interests or obligations under this Credit Agreement), and allows the Affected Party to commence allocating charges to or seeking compensation from the Borrowers under this Section 4.4 in connection with such measures (such amounts being referred to as “Early Adoption Increased Costs”), in advance of the effective date of such Requirement of Law, and the Borrowers agree to pay such Early Adoption Increased Costs to the Affected Party, following demand therefor without regard to whether such effective date has occurred.

(b) Certificates for Reimbursement. A certificate of an Affected Party setting forth with reasonable supporting detail the amount or amounts necessary to compensate such Affected Party as specified in subsection (a) of this Section 4.4 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The agreements in this Section 4.4 shall survive the termination of this Credit Agreement and the payment of all amounts payable hereunder.

(c) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section 4 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; p rovided that the Borrowers shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section 4 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.5 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss (other than loss of anticipated profits), cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrowers shall have requested such Loan under this Credit Agreement; (b) any prepayment or other payment of a BSBY Rate Loan or Alternative Currency Loan on a day other than the last day of any Interest Period or payment period or the relevant interest payment date applicable to such Loan;(c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of this Credit Agreement; or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under this Credit Agreement, that such prepayment will be made.

4.6 Requests for Compensation. If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. This Section 4.6 shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems to be confidential) to the Borrowers or any other Person. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of BSBY Rate, Alternative Currency Daily Rate or Alternative Currency Term Rate.

4.7 Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.8 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 4.4, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or Section 4.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a Applicable Lending Office in accordance with Section 4.8(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, so long as no Event of Default or Potential Default has occurred and is continuing, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or S ection 4.4) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.11;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the Assignee (to the extent of such outstanding principal) or the Borrowers (in the case of accrued interest, fees and all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment shall result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.9 Cash Collateral. At any time that there shall exist a Defaulting Lender, by the Required Payment Time, the Borrowers shall Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender (determined after giving effect to Section 12.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest; Other Claims/Deficiency.

(i) The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability, to be applied pursuant to Section 4.9(b).

(ii) If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 4.9 or Section 12.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Letter of Credit Issuer shall no longer be required to be held as Cash Collateral pursuant to this Section 4.9 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 12.12, the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that, to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

4.10 Euro Event. In the event that the Euro is no longer used as the common currency of the European Union (such event, a “Euro Event”), each Borrower shall either: (a) repay all Euro denominated Loans made to it (and Cash Collateralize all Euro denominated Letters of Credit issued for its account) in Dollars or an Alternative Currency other than Euro (in either case based on the applicable Spot Rate on the date of such repayment) or (b) convert such Loans to (or replace such Letters of Credit with those denominated in) Dollars or an Alternative Currency other than Euro, in each case within thirty (30) days of such Euro Event.

4.11 BSBY Successor Rate. Notwithstanding anything to the contrary in this Credit Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of BSBY, including, without limitation, because the BSBY Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or Bloomberg or such administrator has made a public statement identifying a specific date after which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of BSBY after such specific date (the latest date on which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate are no longer representative or available permanently or indefinitely, the “BSBY Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the BSBY Scheduled Unavailability Date, BSBY will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document (the “BSBY Successor Rate):

(x) Term SOFR plus the SOFR Adjustment; and

(y) Daily Simple SOFR plus the SOFR Adjustment;

provided that, if initially BSBY is replaced with the rate contained in clause (y) above (Daily Simple SOFR plus the SOFR Adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrowers and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the BSBY Successor Rate shall be Term SOFR plus the SOFR Adjustment.

If the BSBY Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that neither of the alternatives set forth in clauses (x) and (y) above is available on or prior to the BSBY Replacement Date or (ii) if the events or circumstances of the type described in Section 4.11(a) or (b) have occurred with respect to the BSBY Successor Rate then in effect, then in each case, the Administrative Agent and the Borrowers may amend this Credit Agreement solely for the purpose of replacing BSBY or any then current BSBY Successor Rate in accordance with this Section 4.11 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a BSBY Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any BSBY Successor Rate.

Any BSBY Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such BSBY Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any BSBY Successor Rate as so determined would otherwise be less than zero (0), the BSBY Successor Rate will be deemed to be zero (0) for the purposes of this Credit Agreement and the other Loan Documents.

In connection with the implementation of a BSBY Successor Rate, the Administrative Agent will have the right to make BSBY Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such BSBY Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such BSBY Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

4.12 Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary herein or in any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or the Required Lenders, as applicable, have determined, that:

(a) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) the applicable administrator for the Relevant Rate for an Alternative Currency, or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator, has made a public statement identifying a specific date after which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(c) syndicated loans currently being executed and agented in the United States are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency;

or if the events or circumstances of the type described in Section 4.12(a), (b) or (c) have occurred with respect to the Successor Rate then in effect, then the Administrative Agent and the Borrowers may amend this Credit Agreement solely for the purpose of replacing the Relevant Rate for such Alternative Currency or any then-current Successor Rate for such Alternative Currency in accordance with this Section 4.12 with an alternative benchmark rate, giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to the Borrowers and all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero (0), the Successor Rate will be deemed to be zero (0) for all purposes of the Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

Section 5. SECURITY

5.1 Liens and Security Interest.

(a) Capital Commitments and Capital Calls. To secure performance by the Borrowers of the payment and the performance of the Obligations, the Borrowers, each to the extent of their respective interests therein, shall grant by way of pledge and, as applicable, assignment by way of security, to the Administrative Agent, for the benefit of each of the Secured Parties, a first priority, perfected security interest and Lien (subject only to Permitted Liens) in and on the Collateral pursuant to the Security Agreements, the related financing statements and the other related documents.

(b) Reliance. The Borrowers agree that the Administrative Agent, the Letter of Credit Issuer and each Lender has entered into this Credit Agreement, extended credit hereunder and at the time of each Loan or each issuance of a Letter of Credit, will make such Loan or issue such Letter of Credit in reasonable reliance on the obligations of the Investors to fund their respective Capital Commitments and accordingly, it is the intent of the parties that such Capital Commitments may be enforced by the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Loan Documents, directly against the Investors without further action by any Borrowers and notwithstanding any compromise of any such Capital Commitment by any Borrower after the Closing Date as provided in 6 Del. C. §17-502(b)(1). The Collateral shall not include a security interest in any Investor’s equity interest in any Borrower.

The security agreements, financing statements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a Lien in the Collateral, including the Security Agreements, the Collateral Account Pledges and the Control Agreements, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2 The Collateral Accounts; Capital Calls.

(a) The Collateral Accounts. In order to secure further the payment and the performance of the Obligations and to effect and facilitate the right of the Secured Parties, each Borrower (other than a Qualified Borrower) shall (i) require that each of its Investors wire transfer to such Borrower’s Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls and (ii) promptly deposit into its Collateral Account any payments and monies that it receives directly from Investors as Capital Contributions.

(b) Use of the Collateral Accounts. The Borrowers may withdraw funds from the Collateral Accounts only in compliance with Section 9.18. Upon the occurrence of a Cash Control Event, the Administrative Agent is authorized to take exclusive control of the Collateral Accounts.

(c) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that none of the Administrative Agent, the Letter of Credit Issuer or any other Secured Party undertakes any duties, responsibilities, or liabilities with respect to the Capital Calls issued by any Borrower. None of them shall be required to refer to the Constituent Documents of any Borrower, or a Subscription Agreement or any Side Letter, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Borrower, a Subscription Agreement, a Side Letter or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Borrower or any of the Investors. None of them shall have any duty to inquire into the use, purpose, or reasons for the making of any Capital Call by any Borrower or the Investment or use of the proceeds thereof.

(d) Capital Calls and Disbursements from Collateral Accounts. The Borrower shall issue Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. Each Borrower hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, upon the occurrence and during the continuance of any Event of Default, to charge from time to time the Collateral Accounts, and any other accounts of any Borrower maintained at any Secured Party (including the Cash Collateral Account), for amounts not paid when due (after the passage of any applicable grace period) to the Secured Parties or any of them hereunder and under the other Loan Documents; provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(d), the Administrative Agent shall deliver a written notice of such disbursement to the Borrowers.

(e) No Representations. Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Capital Contribution.

(f) Account Bank.

(i) If the applicable Account Bank with respect to any Collateral Account ceases to be U.S. Bank, National Association, Bank of America or an Eligible Institution, each Borrower, as applicable, shall have thirty (30) days following notice from the Administrative Agent to (A) move its Collateral Account to a replacement Account Bank that is either Bank of America or an Eligible Institution and (B) enter into a Control Agreement, in form and substance satisfactory to the Administrative Agent with respect to such Collateral Account.

(ii) If an Account Bank requests to terminate a Control Agreement, each Borrower, as applicable, shall (A) promptly, but in any event no later than two (2) Business Days, notify the Administrative Agent of such request and (B) within the earlier to occur of (1) sixty (60) days (or such later date as the Administrative Agent may agree in its sole discretion) of such request or (2) five (5) Business Days prior to the termination of such Control Agreement, open a new collateral account that is subject to a Control Agreement in form and substance satisfactory to the Administrative Agent with a replacement Account Bank that is either Bank of America or an Eligible Institution.

(iii) The Borrowers may upon thirty (30) days prior written notice to the Administrative Agent, designate a replacement Account Bank that is either Bank of America or an Eligible Institution and open a new deposit account constituting its Collateral Account at such replacement Account Bank; provided that the applicable Borrower shall concurrently with any such change in the Account Bank, execute and deliver a Control Agreement, in form and substance satisfactory to the Administrative Agent with respect of such new Collateral Account.

Notwithstanding anything to the contrary contained in this Credit Agreement, but subject to this Section 5.2(f), it is expressly understood and agreed that each Collateral Account shall, at all times, be subject to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent and the applicable Borrower, as applicable.

5.3 Agreement to Deliver Additional Collateral Documents. The Borrowers shall deliver such security agreements, financing statements, assignments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests in the Collateral, together with other assurances of the enforceability and first priority (subject only to Permitted Liens) of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted in accordance with this Section 5.

5.4 Subordination. During the continuance of a Cash Control Event and if there are Obligations outstanding hereunder, no Borrower shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Credit Party, Investor or the Investment Manager whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”); provided that, during the continuance of a Cash Control Event and if there are Obligations outstanding hereunder, the Guarantor shall not make any payments or advances of any kind, directly or indirectly, to any other Credit Party, Investor or the Investment Manager in respect of any Other Claim if the Guarantor is not in compliance with the terms and conditions applicable to it under this Credit Agreement and the other Loan Documents. All Other Claims, together with all Liens on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of a Cash Control Event be subordinated to and inferior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations, and each Credit Party agrees to take such actions as are necessary to provide for such subordination between it and any other Credit Party, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims. The Investment Manager acknowledges and agrees that at any time a Cash Control Event has occurred and is continuing and if there are Obligations outstanding hereunder, the payment of any and all management or other fees due and owing to it from any Borrower, or the Guarantor if the Guarantor is not in compliance with the terms and conditions applicable to it under this Credit Agreement and the other Loan Documents, shall be subordinated to and inferior in right and payment to the Obligations in all respects as set forth herein.

Section 6. CONDITIONS PRECEDENT TO LENDING

6.1 Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing hereunder or cause the issuance of the initial Letters of Credit shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents, and (ii) each of the other conditions listed below is satisfied, the satisfaction of such conditions to be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Credit Parties;

(b) Note. A Note duly executed and delivered by the Initial Borrower (if requested by the Lender) in accordance with Section 3.1 (it is understood that Bank of America is not requesting a Note on the Closing Date);

(c) Security Agreement. The Security Agreement with respect to the Initial Borrower, duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;

(d) Collateral Account Pledge. The Collateral Account Pledge with respect to the Initial Borrower, duly executed and delivered by the parties thereto in favor of the Administrative Agent for the benefit of the Secured Parties;

(e) Control Agreement. The Control Agreement with respect to the Initial Borrower, duly executed and delivered by the parties thereto;

(f) [Reserved];

(g) Filings.

(i) Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) in the jurisdiction of formation or registration of each Borrower, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens (other than only Permitted Liens) exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens and other rights of any Person in any Collateral previously granted; and

(ii) Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to the Administrative Agent with respect to the Collateral together with written evidence satisfactory to the Administrative Agent that the same have been filed, submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ first priority Lien (subject only to Permitted Liens) in the Collateral;

(h) Responsible Officer Certificates. A certificate from a Responsible Officer of the Initial Borrower, in the form of Exhibit K;

(i) The Initial Borrower’s Constituent Documents. True and complete copies of the Constituent Documents of the Initial Borrower, together with certificates of existence (if applicable) and good standing (or other similar instruments) of the Initial Borrower certified by a Responsible Officer of each Initial Borrower to be correct and complete copies thereof and in effect on the date hereof and in each case reasonably satisfactory to the Administrative Agent;

(j) [Reserved].

(k) Authority Documents. Certified resolutions of the Initial Borrower, authorizing the entry into the transactions contemplated herein and in the other Loan Documents, in each case certified by a Responsible Officer of such Person as correct and complete copies thereof and in effect on the date hereof;

(l) Incumbency Certificate. From the Initial Borrower, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Initial Borrower, together with the true signatures of each such Person (the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate);

(m) Opinions. A favorable written opinion of counsel to the Initial Borrower in form and substance satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;

(n) Investor Documents. With respect to Investors, a copy of each Investor’s duly executed Subscription Agreement, Side Letter (if applicable) and Credit Link Document, if applicable;

(o) ERISA Status. With respect to the Initial Borrower, a certificate, addressed to the Secured Parties, signed by a Responsible Officer of the Initial Borrower that the underlying assets of the Initial Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in the Initial Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(p) Borrowing Base Certificate. Receipt by the Administrative Agent of a Borrowing Base Certificate, in the form of Exhibit A, dated as of the Closing Date;

(q) Collateral Accounts. Evidence that the Collateral Accounts have been established;

(r) “Know Your Customer” Information and Documents. (i) Such information and documentation as is requested by the Lenders so that each of the Credit Parties has become KYC Compliant; and (ii) with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower;

(s) Investment Policies. True and complete copies of the Investment Policies as in effect on the Closing Date; and

(t) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including the reasonable and documented out of pocket fees and disbursements invoiced through the date hereof of the Administrative Agent’s special New York counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing; and

(u) Additional Information. Such other information and documents as may be reasonably required by the Administrative Agent and its counsel.

In addition, the Administrative Agent and the Lenders shall have completed their due diligence review of the Initial Borrower and Guarantor and each of their respective management, controlling owners, systems and operations and the Collateral, in scope and determination satisfactory to the Administrative Agent and the Lenders in their sole discretion.

6.2 Conditions to all Loans and Letters of Credit. The obligation of the Lenders to advance each Borrowing (including the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit (including the initial Letter of Credit) hereunder is subject to the conditions precedent that:

(a) Representations and Warranties. Each applicable Borrower has certified to the Administrative Agent and the Lenders or Letter of Credit Issuer, as applicable, that the representations and warranties of the Credit Parties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties (i) specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except to the extent of changes in facts or circumstances that have been disclosed to the Lenders and do not constitute an Event of Default or a Potential Default under this Credit Agreement or any other Loan Document), and (ii) are already qualified by materiality, in which case they shall be true and correct in all respects, and except that for purposes of this Section 6.2(a), the representations and warranties contained in Section 7.6 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 8.1(a);

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit that constitutes an Event of Default or a Potential Default;

(c) Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, together with a Borrowing Base Certificate;

(d) No Investor Excuses. Other than as disclosed to the Administrative Agent in writing, no Borrower has any knowledge or reason to believe any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Constituent Documents of the related Borrower, its Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit; provided that, if a Borrower has disclosed a potential excuse or exemption right to the Administrative Agent in writing, the excused, withdrawn or exempted portion of the applicable Investor’s Unfunded Capital Commitment shall be excluded from the calculation of the Available Commitment, but the Borrowers shall not be prohibited from obtaining such Borrowing or Letter of Credit upon the satisfaction of the other conditions therefor contained in this Credit Agreement and the other Loan Documents;

(e) Letter of Credit Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the applicable Borrower;

(f) Available Commitment. As applicable, (i) after giving effect to the proposed Borrowing, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment; and (ii) after giving effect to the issuance of the requested Letter of Credit, the Dollar Equivalent of the Letter of Credit Liability will not exceed the Available Commitment as of such date or the Letter of Credit Sublimit on such date;

(g) Material Adverse Effect. Each applicable Borrower has certified to the Administrative Agent and the Lenders or Letter of Credit Issuer, as applicable, that no circumstances exist or changes to any Credit Party have occurred since the date of the most recent financial statements of such Credit Party delivered to the Administrative Agent that would reasonably be expected to result in a Material Adverse Effect;

(h) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by any Borrower on or prior to the date of such Borrowing and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, including the fees and disbursements invoiced through the date of such Borrowing of the Administrative Agent’s special New York counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such Borrowing;

(i) Alternative Currencies. In the case of a Loan or Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that, in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Letter of Credit Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Alternative Currency; provided that such Administrative Agent, Required Lender or Letter of Credit Issuer shall be making the same determination with respect to its similarly situated borrowers; and

(j) Leverage Limitations. To the extent applicable, after giving effect to the proposed Borrowing or Letter of Credit issuance, each of the Borrowers will be in compliance with the leverage limitations (if any) set forth in its Constituent Documents.

6.3 Addition of Qualified Borrowers. The obligation of the Lenders to advance a Borrowing to a proposed Qualified Borrower hereunder or to cause the issuance of a Letter of Credit to a proposed Qualified Borrower is subject to the conditions that the Borrowers shall have given the Administrative Agent at least ten (10) Business Days prior written notice and each of the following:

(a) Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower (i) such entity shall be one in which a Borrower owns a direct or indirect ownership interest, or through which a Borrower will acquire an Investment, the indebtedness of which entity can be guaranteed by the applicable Borrower under its Constituent Documents (a “Qualified Borrower”); (ii) the provisions of this Section 6.3 shall be satisfied; and (iii) the Administrative Agent shall have consented to the addition of such Qualified Borrower in its reasonable discretion;

(b) Guaranty of Qualified Borrower Obligations. The applicable Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment in the form of Exhibit J (the “Qualified Borrower Guaranty”, and such guaranties, collectively, the “Qualified Borrower Guaranties”), and enforceable against the applicable Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders;

(c) Qualified Borrower Note. In the event that any Qualified Borrower has not previously done so, upon the request of the Administrative Agent, such Qualified Borrower shall execute and deliver a promissory note, in the form of Exhibit I (a “Qualified Borrower Promissory Note”), the payment of which is guaranteed by the applicable Borrower pursuant to the Qualified Borrower Guaranties, payable to the Administrative Agent, for the benefit of the Secured Parties in the principal amount of its related Obligations;

(d) Qualified Borrower Letter of Credit Note. The Obligations of each Qualified Borrower in connection with each Letter of Credit issued hereunder shall be evidenced by a letter of credit note in the form of Exhibit J (the “Qualified Borrower Letter of Credit Note”), the payment of which is guaranteed by the applicable Borrower pursuant to the Qualified Borrower Guaranties, as such note may be amended, restated, reissued, extended or modified. Each Qualified Borrower shall execute and deliver a Qualified Borrower Letter of Credit Note payable to the Administrative Agent on behalf of the related Letter of Credit Issuer(s) (with blanks appropriately completed in conformity herewith);

(e) Authorizations of Qualified Borrower. The Administrative Agent shall have received from such Qualified Borrower appropriate evidence of the authorization of such Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note or the Qualified Borrower Letter of Credit Note, duly adopted by such Qualified Borrower, as required by Applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(f) Incumbency Certificate. The Administrative Agent shall have received from such Qualified Borrower a signed certificate of a Responsible Officer of such Qualified Borrower, which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person (the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate);

(g) Opinion of Counsel to Qualified Borrowers. The Administrative Agent shall have received a favorable written opinion of counsel for such Qualified Borrower, in form and substance satisfactory to the Administrative Agent;

(h) Opinion of Counsel to the Borrowers. The Administrative Agent shall have received a favorable written opinion of counsel for the Borrowers with respect to the Qualified Borrower Guaranty, in form and substance satisfactory to the Administrative Agent;

(i) “Know Your Customer” Information and Documents. The Lenders shall have received (i) all items required to make such Qualified Borrower KYC Compliant and (ii) if such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Qualified Borrower;

(j) Due Diligence Review. The Administrative Agent shall have completed to its satisfaction its due diligence review of such Qualified Borrower and its respective management, controlling owners, systems and operations;

(k) ERISA Status. With respect to the initial advance to such Qualified Borrower only, either (i) a favorable written opinion of counsel to such Qualified Borrower, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to the Secured Parties); or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than twenty- five percent (25%) of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(l) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower on or prior to the date of such Qualified Borrower joinder and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of any related Borrowing; and

(m) Additional Information. The Administrative Agent shall have received such other information and documents in respect of such Qualified Borrower as may be reasonably required by the Administrative Agent and its counsel.

Upon the satisfaction of the requirements of this Section 6.3 described above, such Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder.

Section 7. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, the Guarantor, with respect to Sections 7.1, 7.2, 7.3, 7.4, 7.7, 7.8 (but only as to representations and warranties applicable to the Guarantor), 7.9, 7.11, 7.12, 7.14, 7.15, 7.23, 24, 7 .28 and 7.29 only, and the Borrowers each hereby represents and warrants to the Administrative Agent, the Letter of Credit Issuer and the Lenders that, as to itself:

7.1 Organization and Good Standing. Each Credit Party (a) is duly organized, duly formed, registered or incorporated, as applicable; (b) validly existing and in good standing under the laws of its jurisdiction of organization, formation, registration or incorporation, as applicable; (c) has the requisite power and authority to own its properties and assets and to carry on its business as now conducted; and (d) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business could not reasonably be expected to have a Material Adverse Effect.

7.2 Authorization and Power. Each Credit Party (a) has the requisite partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under this Credit Agreement, the Notes, and the other Loan Documents to be executed by it, its Constituent Documents and its Subscription Agreements; (b) is duly authorized to, and has taken all partnership, limited liability company, organization or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreement; and (c) is and will continue to be duly authorized to perform its obligations under this Credit Agreement, the Notes, such other Loan Documents, its Constituent Documents and the Subscription Agreements.

7.3 No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes or the other Loan Documents to which it is a party, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which any Credit Party is subject or any judgment, license, order or permit applicable to any Credit Party or any indenture, mortgage, deed of trust or other agreement or instrument to which any Credit Party is a party or by which any Credit Party may be bound, or to which any Credit Party may be subject. No consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by any Credit Party of the Loan Documents or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.

7.4 Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which such Credit Party is a party are the legal and binding obligations of such Credit Party, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5 Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable perfected first priority security interests in and Liens (subject only to Permitted Liens) on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (other than only Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral, and, other than in connection with any future Change in Law or in the applicable Borrower’s name, identity or structure, or its jurisdiction of organization, formation, registration or incorporation, as the case may be, no further recordings or Filings are or shall be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole Lien (subject only to Permitted Liens) on the Collateral.

7.6 Financial Condition. The Borrowers have delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 8.1, or if such statements and reports are not available, copies of their pro forma balance sheet as of the Closing Date and the related statement of income, in each case certified by a Responsible Officer of the Borrowers to be true and correct; such financial statements fairly present the financial condition of the Borrowers as of the applicable date set forth therein (or in the case of a pro forma balance sheet, estimated financial condition based on assumptions that the Borrowers and have been prepared in accordance with GAAP, except as provided therein). For the avoidance of doubt, such representation relating to the financial statements shall be without qualification, exception or any other statement that has the effect of modifying the opinions therein.

7.7 Full Disclosure. There is no fact known to a Credit Party that such Credit Party has not disclosed to the Administrative Agent in writing that could have a Material Adverse Effect. All information heretofore furnished by such Credit Party or the Investment Manager, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished will be, true and correct in all material respects on the date as of which such information is stated or deemed stated.

7.8 No Default. No event has occurred and is continuing that constitutes an Event of Default or a Potential Default.

7.9 No Litigation. (a) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or threatened, against any Credit Party, other than any such Proceeding that has been disclosed in writing by such Credit Party to the Administrative Agent; and (b) as of the date of the advance of any Borrowing or the issuance of any Letter of Credit, there are no such Proceedings pending or threatened, against such Credit Party, other than any such Proceeding that could not, if adversely determined, have a Material Adverse Effect.

7.10 Investment Company Act. Solely as to the Initial Borrower, from and after the Election Date and the Initial Borrower having completed all necessary filing and other requirements required under the Investment Company Act:

(a) The Initial Borrower is an “investment company” that has elected to be regulated as a “business development company” pursuant to section 54 of the Investment Company Act and intends to qualify as a regulated investment company within the meaning of the Internal Revenue Code by filing an election to do so on the first filing of its tax return.

(b) The business and other activities of the Initial Borrower and its Subsidiaries, including the making of the Loans and the issuance of the Letters of Credit hereunder, the application of the proceeds and repayment thereof by the Borrowers and the consummation of the transactions contemplated by the Loan Documents do not result in a material violation or breach in any respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case, that are applicable to the Initial Borrower and its Subsidiaries.

(c) Each Borrower is in compliance with all written Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

7.11 Taxes. Each Credit Party has timely filed or caused to be filed all U.S. federal income and other material Tax returns, information statements and reports required to have been filed and has timely paid or caused to be paid all U.S. federal and other material Taxes required to be paid by such Credit Party, except for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP.

7.12 Principal Office; Jurisdiction of Formation. (a) Each of the principal office, chief executive office, and principal place of business of the Credit Parties is correctly listed on Schedule I (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time) and each Credit Party has been at such location since its formation; (b) the jurisdiction of formation or registration of the Credit Parties is correctly listed on Schedule I (as such Schedule I may be amended, restated, supplemented or otherwise modified from time to time) and each Credit Party is not organized under the laws of any other jurisdiction.

7.13 ERISA. Each Borrower satisfies an exception under the Plan Asset Regulations so that its underlying assets do not constitute Plan Assets. Assuming that no portion of the assets used by the Lenders in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents constitutes Plan Assets (unless such Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Investors, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A)—(D) of the Internal Revenue Code that would subject the Administrative Agent or a Lender to tax or penalties under such sections of the Internal Revenue Code or ERISA. No Borrower has established, maintains or contributes to and, except as could not be reasonably likely to have a Material Adverse Effect, no other member of a Borrower’s Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan.

7.14 Compliance with Law. Each Credit Party is in compliance with all laws, rules, regulations, orders, and decrees that are applicable to it or its properties, including Environmental Laws and ERISA, except where non-compliance could not be reasonably likely to have a Material Adverse Effect.

7.15 Environmental Matters. Each Credit Party (a) has not received any notice or other communication or otherwise has knowledge of any Environmental Liability that could individually or in the aggregate be expected to have a Material Adverse Effect arising in connection with: (i) any actual or alleged non-compliance with or violation of any Environmental Requirements by such Credit Party or any permit issued under any Environmental Law to such Credit Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) has no actual liability or, threatened liability in connection with the Release or threatened Release of any Hazardous Material into the environment or any Environmental Requirements that could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

7.16 Capital Commitments and Contributions. All the Investors are set forth on Exhibit A and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Section 8.18), and the true and correct Capital Commitment of each Investor is set forth on Exhibit A (or on any such revised Exhibit A). No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent. As of the date hereof, the aggregate amount of the Capital Commitments of each Investor is set forth on Exhibit A; and the aggregate Unfunded Capital Commitment that could be subject to a Capital Call is set forth on Exhibit A.

7.17 Fiscal Year. The fiscal year of each Borrower is the calendar year.

7.18 Investor Documents. Each Investor has executed a Subscription Agreement that has been provided to the Administrative Agent. Each Side Letter that has been entered has been provided to the Administrative Agent. For each Investor, the Constituent Document of its applicable Borrower and its Subscription Agreement (and any related Side Letter) set forth its entire agreement regarding its Capital Commitment.

7.19 Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan or Letter of Credit will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction as a “purpose credit”, in each case to the extent the Obligations under the Credit Agreement are secured directly or indirectly by Margin Stock within the meaning of Regulation T, U, or X. No Borrower nor any Person acting on behalf of the Borrowers has taken or will take any action that might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan or Letter of Credit will be secured at any time by, and the Collateral in which any Borrower has granted to the Administrative Agent, for the benefit of each of the Secured Parties, a security interest and Lien pursuant to the Collateral Documents will not contain at any time any Margin Stock.

7.20 [Reserved].

7.21 No Defenses. Each Borrower knows of no default or circumstance that with the passage of time and/or giving of notice, could constitute a default under its Constituent Documents, any Subscription Agreement, any Side Letter or Credit Link Document that would constitute a defense to the obligations of the Investors to make Capital Contributions to a Borrower pursuant to a Capital Call, in accordance with the Subscription Agreements or the applicable Borrower’s Constituent Documents, and has no knowledge of any claims of offset or any other claims of the Investors against any Borrower that would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters), the applicable Borrower’s Constituent Documents or any Credit Link Document.

7.22 No Withdrawals Without Approval. No Investor is permitted to withdraw its interest in any Borrower without the prior approval of the applicable Borrower.

7.23 Sanctions. No Credit Party, no Person directly or indirectly controlling a Credit Party, and no Person directly or indirectly controlled by a Credit Party, and to each Credit Party’s knowledge no other Affiliate of any of the foregoing, (a) is a Sanctioned Entity; (b) is controlled by or is acting on behalf of a Sanctioned Entity; (c) to each Credit Party’s knowledge is under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions; or (d) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement to be in breach of any Sanctions. To each Credit Party’s knowledge, no Investor is a Sanctioned Entity.

7.24 Insider. No Credit Party is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or, to the knowledge of any Credit Party, of any subsidiary, of a bank holding company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank that maintains a correspondent account with any Lender.

7.25 Investors. The Borrowing Base Certificate, as it may be updated in writing from time to time by the Borrowers, is true and correct in all material respects.

7.26 Organizational Structure. The structure of the Borrowers is accurately depicted on Schedule III in all material respects. The Borrowers have not formed any Alternative Investment Vehicles or Parallel Investment Vehicles that are not depicted on Schedule III (or on an updated Schedule III delivered by the Borrowers to the Administrative Agent upon formation of such Alternative Investment Vehicle or Parallel Investment Vehicle, as applicable).

7.27 No Brokers. None of the Borrowers nor the Investment Manager has dealt with any broker, investment banker, agent or other Person (except for the Administrative Agent, the Lenders and any Affiliate of the foregoing) who may be entitled to any commission or compensation in connection with the Loan Documents, the Loans or a transaction under or pursuant to this Credit Agreement or the other Loan Documents.

7.28 Financial Condition. Each Credit Party is, and immediately after consummation of the transactions contemplated by the Loan Documents will be, Solvent.

7.29 Properties. Each Credit Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for any defects that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.30 [Reserved].

7.31 Investments. No Investments made by any Borrower, directly or indirectly, are in violation of, or would cause a default under, the terms of the Constituent Documents of such Borrower.

7.32 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 8. AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents (other than contingent obligations for which no claim has yet been made), the Guarantor, with respect to Sections 8.1(m), 8.1(n), 8 .3, 8 .6, 8 .8, 8.11, 8.15, 8.16, 8.17, 8.18, 8.21, 8.22 and 8.23 only, and each Borrower agrees that:

8.1 Financial Statements, Reports and Notices. The Borrowers shall deliver (or cause to be delivered) to the Administrative Agent sufficient copies for each Lender of the following:

(a) Financial Reports.

(i) Annual Reports. As soon as available, but no later than one hundred and twenty (120) days after the end of the fiscal year for each of the Borrowers, the audited consolidated balance sheet and related statements of operations of the Borrowers as of the end of and for such year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing; provided that this clause (i) shall be satisfied with timely delivery of 10-K filing to Administrative Agent (including providing the Administrative Agent with a link to such SEC filings via e-mail);

(ii) Quarterly Reports. As soon as available, but no later than sixty (60) days after the end of each of the first three (3) fiscal quarters of the Borrowers, the unaudited consolidated balance sheet and related statements of operations of the Borrowers as of the end of and for such fiscal quarter and certified by a Responsible Officer of the Borrowers, as applicable, as presenting fairly in all material respects the financial condition and results of operations of the Borrowers on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that this clause (ii) shall be satisfied with timely delivery of 10-Q filing to Administrative Agent (including providing the Administrative Agent with a link to such SEC filings via e-mail);

(iii) Semiannual Reports. As soon as available, but no later than semiannually within sixty (60) days of June 30 and ninety (90) days of December 31 each year, beginning with the December 31, 2021 semiannual period, the unaudited consolidated balance sheet and related statements of operations of the Guarantor, a “Summary of Holdings” and additional reports substantially in the form delivered to Lender in connection with the origination of the Loan or in another form reasonably acceptable to the Administrative Agent, in each case, certified by a Responsible Officer of the Guarantor.

(b) Compliance Certificate. As soon as available, but no later than the date any financial statement is due pursuant to Section 8.1(a), a compliance certificate in the form of Exhibit Q (the “Compliance Certificate”), certified by a Responsible Officer of the Borrowers to be true and correct, (i) stating whether any Event of Default or any Potential Default exists; (ii) stating the no margin calls have been made during the prior quarter that have not been funded in full when due; (iii) stating whether the Borrowers are in compliance with the Debt Limitations contained in Section 9.11 and containing the calculations evidencing such compliance; (iv) stating that no Exclusion Event has occurred with respect to any Borrowing Base Investor (that has not previously been disclosed to the Administrative Agent in writing); and (v) setting forth: (A) in the case of a Compliance Certificate delivered in connection with a fiscal quarter-end report by the Borrowers, a description of the Investments acquired, sold or otherwise disposed of by the Borrowers during such fiscal quarter; (B) in the case of a Compliance Certificate delivered in connection with a fiscal year-end report by the Borrowers, a description of the Investments acquired, sold or otherwise disposed of by the Borrowers during such fiscal year, and a statement of the capital account of each Investor; (C) the aggregate Unfunded Capital Commitments of the Investors and, separately, the aggregate Unfunded Capital Commitments of the Borrowing Base Investors; (D) the calculations for the Available Commitment as of the date of delivery of such Compliance Certificate; (A) specifying changes, if any, in the names or notice information for any Investor); and (B) listing all new and substitute Investors who have not satisfied each of the requirements set forth in Section 9.5.

(c) Capital Calls. (i) Contemporaneously with the issuance of each Capital Call, the Borrowers shall notify the Administrative Agent of the making of such Capital Call and shall provide information as to the timing and amount of such Capital Call to the extent available; and (ii) unless waived by the Administrative Agent in its sole discretion, a report of all Investors failing to fund their Capital Contributions.

(d) Notice of Default. Within one (1) Business Day of becoming aware of the existence of any condition or event that constitutes an Event of Default or a Potential Default, the Borrowers shall furnish to the Administrative Agent a written notice specifying the nature and period of existence thereof and the action that such Borrower is taking or proposes to take with respect thereto.

(e) Notice of Certain Withdrawals. Promptly, but no later than three (3) Business Days following receipt thereof, copies of any notice of withdrawal or request for excuse or exemption by any Investor pursuant to the applicable Constituent Document of the applicable Borrower, its Subscription Agreement or Side Letter.

(f) Investor Events. Promptly upon becoming aware of any of the following events, a certificate notifying the Administrative Agent whether (i) an Exclusion Event has occurred with respect to any Borrowing Base Investor or any other Investor has violated or breached any material term of the applicable Constituent Document of the Borrower, the Subscription Agreement or any Credit Link Document; (ii) there has been any decline in the Rating of any Investor (or its Credit Provider, Sponsor or Responsible Party) whether or not such change results in an Exclusion Event (it being understood that the Borrowers are not required to affirmatively monitor the Ratings of the Investors and shall comply with the delivery obligation set forth in this Section 8.1(f)(ii) only in the event a Borrower obtains actual knowledge of a decline in any such Rating); or (iii) there has been a change in the name or notice information of any Investor.

(g) ERISA Certification. (i) For each Borrower that provided a certificate of a Responsible Officer pursuant to Section 6.1(o) and Section 6.3(k), prior to admitting one or more ERISA Investors that would result in twenty-five percent (25%) of the total value of any class of equity interests in such Borrower being held by “benefit plan investors” (calculated in accordance with the Plan Asset Regulations), such Borrower shall deliver to the Administrative Agent a favorable written opinion of counsel addressed to such Borrower, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors, reasonably acceptable to the Administrative Agent and its counsel) (and, for the avoidance of doubt, such opinion may rely, inter alia, upon one or more certificates of the Borrower as to the exercise of management rights with respect to one or more investments, a description of such Borrower’s investments and with respect to any other relevant matters); and (ii) with respect to each other Borrower, for so long as there is any ERISA Investor in such Borrower, such Borrower shall provide to the Administrative Agent, no later than sixty (60) days after the first day of each Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of such Borrower’s fiscal year in the case of clause (2) below, a certificate signed by a Responsible Officer of such Borrower that (1) such Borrower has remained and still is an Operating Company or (2) the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” (calculated in accordance with the Plan Asset Regulations).

(h) Borrowing Base Certificate. The Borrowers shall provide an updated Borrowing Base Certificate certified by a Responsible Officer of the Borrowers to be true and correct in all material respects (1) setting forth a calculation of the Available Commitment in reasonable detail as of the date of delivery of such Borrowing Base Certificate and (2) specifying changes, if any, in the names of Investors and listing Investors who have not satisfied the conditions of Section 9.5(a), as applicable, with respect to at each of the following times: (i) concurrently with the delivery of quarterly financial statements referenced in Section 8.1(a)(ii); (ii) concurrently in connection with any new Borrowing or request for a Letter of Credit; (iii) within three (3) days following the issuance of any Capital Calls to the Investors together with copies of such Capital Call notices in accordance with Section 8.1(c); (iv) promptly following any (A) Exclusion Event and a Borrower’s obtaining actual knowledge thereof or (B) Transfer of any Included Investor’s or Designated Investor’s Capital Commitment; (v) within five (5) Business Days following any Borrower obtaining actual knowledge of any decline in the Rating of any Included Investor whether or not such change results in an Exclusion Event (it being understood that the Borrowers are not required to affirmatively monitor the Ratings of the Investors and shall comply with the delivery obligation set forth in this Section 8.1(h)(v) only in the event a Borrower obtains actual knowledge of a decline in any such Rating); (vi) within five (5) Business Days of any other event that reduces the Available Commitment (such as, by way of example, a deemed collection); and (vii) on the last day of any calendar month when no Borrowing has been made during such calendar month.

(i) Other Reporting. Simultaneously with the delivery to all Investors, copies of any notice of default, notice of election or exercise of any rights or remedies under the Subscription Agreements, the Constituent Documents or the Constituent Documents of any Borrower Party, or any notices relating in any way to any Investor’s Capital Commitment, and any notice relating in any way to the misconduct of any Borrower Party.

(j) Capital Return Notices. Simultaneously with the delivery to any Investor, copies of any Capital Return Notices provided to the Investors.

(k) New Investors or Amended Investor Documents. Within five (5) Business Days of execution thereof, copies of the Subscription Agreement (and any related Side Letter) or any transfer documentation of any new Investor or written evidence of an increase in the Capital Commitment of any Investor or any amendments to any Investor’s Side Letter, including any documents related to an Investor’s election to opt into the provisions of any other Investor’s Side Letter pursuant to a ‘most favored nations’ clause.

(l) Notice of Material Adverse Effect. Each Borrower shall promptly upon receipt of knowledge thereof, notify the Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect, including the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting such Credit Party.

(m) Environmental Notices. Each Credit Party shall promptly upon receipt of knowledge thereof, notify the Administrative Agent of (1) the listing of any of the Credit Parties’ properties or assets on the Comprehensive Environmental Response, Compensation and Liability Information System and (2) of any of the following events if such event could reasonably be expected to result in a Material Adverse Effect: (i) any complaint, order, citation, notice, claim, demand, action, event, condition, report or investigation issued, or threatened in writing to be issued, to the Credit Parties indicating any potential or actual liability arising in connection with the non-compliance with or violation of any Environmental Requirements or any permit issued under any Environmental Law and/or the Release or threatened Release of any Hazardous Material; (ii) the existence of any Environmental Lien on any properties or assets of the Credit Parties; (iii) any order, consent decree or judgment of any Governmental Authority concerning health, safety or the environment; (iv) any Environmental Liability resulting from the violation or alleged violation of any Environmental Law or otherwise arising under any Environmental Law, the imposition of any Environmental Lien, or resulting from any common law cause of action asserted by any Person concerning any health, safety or environmental matter; and (v) any Release or threatened Release of any Hazardous Material.

(n) Beneficial Ownership Certification. Each Credit Party shall promptly notify the Administrative Agent or any Lender of any change to any Beneficial Ownership Certification previously delivered and deliver an updated Beneficial Ownership Certification, and if any Credit Party becomes a “legal entity customer” under the Beneficial Ownership Regulation after the Closing Date, such Credit Party shall promptly notify the Administrative Agent and shall deliver to the Administrative Agent or any Lender a Beneficial Ownership Certification in relation to such Credit Party.

(o) Know Your Customer Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws and Anti-Corruption Laws.

(p) Investor Reports. Simultaneously with the delivery to all Investors, but no later than sixty (60) days after the end of each fiscal quarter of the Borrowers, copies of any investor reports provided to the Investors.

(q) Other Information. Such other information concerning the business, properties, or financial condition of the Borrowers as the Administrative Agent shall reasonably request.

8.2 Payment of Obligations. Each Borrower shall pay and discharge all Indebtedness and other obligations before any such obligation becomes delinquent, if such failure could reasonably be expected to result in a default in excess of the Threshold Amount.

8.3 Maintenance of Existence and Rights. Each Credit Party shall preserve and maintain its existence. Each Credit Party shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, the conversion by the Initial Borrower from a limited liability company to a corporation on the Conversion Date shall not be considered a violation of this Section 8.3.

8.4 Operations and Properties. Each Borrower shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments. Each Borrower shall keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties that are necessary to the conduct of its business.

8.5 Books and Records; Access. Following three (3) Business Days’ prior written notice, each Borrower shall give the Administrative Agent, the Lenders, or any of them, access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Borrower and relating to their affairs, and to inspect any of the properties of the Borrower and to discuss its affairs, finances and condition with its officers and independent accountants; provided that, so long as no Event of Default has occurred and is continuing, such access shall be limited to one (1) time in each calendar year.

8.6 Compliance with Law. Each Credit Party shall observe and comply with all Applicable Laws and all orders of any Governmental Authority, including Environmental Laws and ERISA, and maintain in full force and effect all Governmental Approvals applicable to the conduct of its business, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7 Insurance. Each Borrower shall maintain, with financially sound and reputable insurance companies, workmen’s compensation insurance, liability insurance, and insurance on its present and future properties, assets, and businesses against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of its industry in the same or similar locations.

8.8 Authorizations and Approvals. Each Credit Party shall promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder, under the other Loan Documents and its Constituent Documents and to conduct its business in the customary fashion.

8.9 Maintenance of Liens. Each Borrower shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent and Secured Parties to file and record every instrument that the Administrative Agent may deem necessary in order to perfect and maintain the Secured Parties’ first priority security interests in (and Liens on) the Collateral and otherwise to preserve and protect the rights of the Secured Parties in respect of such first priority security interests and Liens.

8.10 Further Assurances. Each Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, deem necessary or desirable in connection with this Credit Agreement or any of the other Loan Documents, the obligations of the Borrower hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations as contemplated herein.

8.11 Maintenance of Independence. Each Credit Party shall at all times (a) conduct and present themselves as separate entities and maintain all business organization formalities; (b) maintain separate books and records; (c) conduct all transactions with Affiliates on an arm’s length basis; and (d) not commingle its funds with funds of other Persons, including Affiliates.

8.12 Investor Financial and Confirmation of Unfunded Capital Commitments. Upon request from the Administrative Agent, the Borrowers shall provide to the Administrative Agent any financial information from Investors reasonably requested by the Administrative Agent and that Investors are obligated to provide to the Borrowers, subject to any applicable confidentiality restrictions with respect to any applicable Investor.

8.13 Covenants of Qualified Borrowers. The covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Note by such Qualified Borrower.

8.14 Investor Default. In the event that any Investor fails to fund any Capital Contribution pursuant to a Capital Call when due or otherwise defaults on any of its obligations to any Borrower, then during the continuance of an Event of Default, each Borrower shall exercise any discretion it may have with respect to its available remedies only with the written consent of the Administrative Agent.

8.15 Taxes. All U.S. federal income and other material Tax returns, information statements and reports required to be filed by any Credit Party in any jurisdiction shall be timely filed and all U.S. federal income and other material Taxes owed by such Credit Party shall be timely paid, unless such Taxes are being contested in good faith and adequate reserves are being maintained in accordance with GAAP.

8.16 Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Each Credit Party, each Person directly or indirectly controlling a Credit Party, and each Person directly or indirectly controlled by a Credit Party shall, and to the knowledge of any Credit Party each other Affiliate of any of the foregoing shall, (a) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws; (b) maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Anti- Corruption Laws in all material respects; and (c) ensure it does not use any of the Loans or Letters of Credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

8.17 Compliance with Sanctions. No Credit Party, no Person directly or indirectly controlling a Credit Party, and no Person directly or indirectly controlled by a Credit Party, and to each Credit Party’s knowledge no other Affiliate of any of the foregoing, in each case directly or indirectly, shall use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (a) to fund any activities or business of or with a Sanctioned Entity, or (b) in any manner that would be prohibited by Sanctions or would otherwise cause a Lender to be in breach of any Sanctions. Each Credit Party shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

8.18 Solvency. The financial condition of each Credit Party, each Subsidiary and each other entity compromising such Credit Party’s fund shall be such that such Credit Party is Solvent.

8.19 Returned Capital. The Borrowers shall promptly following notification to the Investors of any Returned Capital: (a) notify the Administrative Agent in writing of such Returned Capital; (b) deliver to the Administrative Agent a revised Borrowing Base Certificate modified by the Borrowers reflecting the changes to the Capital Commitments and the Unfunded Capital Commitments, resulting from the distribution of the Returned Capital; and (c) deliver to the Administrative Agent copies of all Capital Return Notices and a Capital Return Certification duly executed by the Borrowers certifying that such Returned Capital of the applicable Investor has been added back into the applicable Investor’s Unfunded Capital Commitment and confirming the Unfunded Capital Commitment of the applicable Investor after giving effect to the Returned Capital. The effective date on which an Investor’s Unfunded Capital Commitment increases by Returned Capital for purposes of this Credit Agreement shall be the date on which the Borrowers have delivered to the Administrative Agent duly completed copies of the items required by this Section 8.19.

8.20 Capital Calls. During each twelve (12) month period commencing on the Final Closing Date (as defined in the applicable Constituent Documents), the Borrowers shall make at least one (1) Capital Call on the Investors.

8.21 Compliance with Loan Documents and Constituent Documents. Each Credit Party shall fully comply with any and all covenants and provisions of each Loan Document executed by it. Each Credit Party shall comply with all provisions of its Constituent Documents.

8.22 Net Asset Value. The Guarantor shall maintain a net asset value of greater than $3,000,000,000, at all times but tested on a semiannual basis beginning as of the fiscal quarter ended December 31, 2021.

8.23 Liquid Assets. The Guarantor shall maintain liquid assets (including but not limited to hedge fund holdings redeemable on a quarterly or more frequent basis) equal to or greater than the outstanding balance of obligations on all credit lines plus the aggregate unfunded capital commitments of the Guarantor, at all times but tested on a semiannual basis beginning with the fiscal quarter ended December 31, 2021.

8.24 RIC Status under the Internal Revenue Code; Investment Company Act. Solely as to the Initial Borrower, from and after the Election Date and the Initial Borrower having completed all necessary filing and other requirements required under the Investment Company Act:

(a) The Initial Borrower will elect to be treated as a “regulated investment company” within the meaning of the Internal Revenue Code commencing with the first taxable year in which investors are issued equity interests in the Borrower and will at all times thereafter maintain its status as a “regulated investment company” within the meaning of the Internal Revenue Code, and will at all times maintain its status as a “business development company” under the Investment Company Act.

(b) The Borrowers shall at all times be in compliance with the Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(c) The Initial Borrower agrees to provide the Administrative Agent with one (1) Business Days prior written notice of it being a “business development company” under the Investment Company Act, provided, the Administrative Agent and each Lender agree that the Initial Borrower shall be permitted at any time to become a “business development company” under the Investment Company Act and no consent of the Administrative Agent or any Lender shall be required.

Section 9. NEGATIVE COVENANTS

So long as the Lenders have any commitment to lend or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than contingent obligations for which no claim has yet been made), the Guarantor, with respect to Sections 9.1, 9 .2, 9.4 and 9.15 only, and each Borrower agrees that:

9.1 Credit Party Information. No Credit Party shall change its jurisdiction of formation, without the prior written consent of the Administrative Agent. No Credit Party shall change its name without providing at least ten (10) Business Days prior written notice to the Administrative Agent, provided with respect to the change of the Initial Borrower’s name upon its Conversion, such notice requirement shall only be one (1) Business Day prior written notice. No Credit Party shall change its chief executive office and/or principal place of business, without providing prior written notice to the Administrative Agent.

9.2 Mergers, Etc. No Credit Party shall take any action (a) to merge, consolidate or divide with or into any Person, unless such Credit Party is the surviving entity, or (b) that will dissolve or terminate such Credit Party.

9.3 Negative Pledge. No Borrower shall create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the security interests and Liens created by the Loan Documents) upon the Collateral, other than Permitted Liens. For the avoidance of doubt, there will be no prohibition on Liens on any asset which does not constitute Collateral.

9.4 Fiscal Year and Accounting Method. No Credit Party shall change its fiscal year or materially alter its method of accounting without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned, unless otherwise required to do so by the Internal Revenue Code (and if so required the Borrowers shall immediately notify the Administrative Agent in writing of such change).

9.5 Transfer of Interests; Admission of Investors.

(a) Transfers by Investors. No transfer of any interest in a Borrower by any Borrowing Base Investor to any other Person shall be permitted without the consent of the Administrative Agent if, after giving effect to such transfer (and the exclusion of such Borrowing Base Investor from the Borrowing Base), a mandatory prepayment would result. If such consent is required, or if the Borrowers desire to include the transferee Investor to be included as a Borrowing Base Investor, then the applicable Borrower shall notify the Administrative Agent of any Transfer by any Borrowing Base Investor of all or a portion of any interest in any Borrower under the applicable Constituent Documents at least five (5) Business Days before the proposed Transfer, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any proposed assignment agreement and other documentation delivered to, or required of such Borrowing Base Investor by, the applicable Borrower. In order for a new Investor to be deemed to be a Borrowing Base Investor, such new Investor must obtain the consent of the Administrative Agent and satisfy the criteria therefor as set out in this Credit Agreement. If the transfer of an Investor interest to a new Investor would result in a mandatory prepayment (due to the transferee not being designated as a Borrowing Base Investor or otherwise), such mandatory prepayment shall be calculated and paid to the Lenders prior to the effectiveness of the transfer and such prepayment shall be subject to Section 4.5. No Transfer of any interest in any Borrower shall be permitted unless (i) such transferee is not on any OFAC list; and (ii) such Transfer will not result in any Borrower being in violation of Section 9.14.

(b) OFAC Compliance. Any admission of an assignee of an interest in any Borrower or as a substitute Investor and any admission of a Person as a new Investor of any Borrower, shall be subject to such Person’s compliance with Sanctions and being KYC Compliant.

9.6 Constituent Documents. Except as hereinafter provided, without the consent of the Administrative Agent, no Borrower shall alter, amend, modify, terminate, or change any provision of its Constituent Documents, any Subscription Agreement or any Side Letter or enter any new Side Letter with an existing Investor (each, a “Proposed Amendment”) if such Proposed Amendment would (a) remove or amend (or affect in a similar manner) the Debt Limitations in a manner that affects the borrowing capacity in the Constituent Documents; (b) affect the Borrower’s, or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, Uncalled Capital Commitments or any other Collateral or any time period applicable thereto; (c) except as permitted under Section 9.5, suspend, reduce or terminate any Investor’s Unfunded Capital Commitments or the obligation to fund Capital Calls; (d) amend any of the provisions thereof related to a “Subscription Facility” (as such term is defined in the Constituent Documents); or (e) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”). With respect to any Proposed Amendment, such Borrower shall notify the Administrative Agent of such proposal. The Administrative Agent shall within ten (10) Business Days of the date on which it has received such notification in accordance with Section 12.6 determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and shall promptly notify such Borrower of its determination. In the event that the Administrative Agent determines that such Proposed Amendment is a Material Amendment, the approval of the Administrative Agent and the Required Lenders shall be required (unless the approval of all Lenders is otherwise required consistent with the terms of this Credit Agreement), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Borrower. Subject to Section 12.1, the Lenders shall, within ten (10) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof. In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, such Borrower may make such Proposed Amendment without the consent of any Lender. Notwithstanding the foregoing, each Borrower may, without the consent of the Administrative Agent or the Lenders, amend its Constituent Documents: (x) to admit new Investors to the extent permitted by, and in accordance with, this Credit Agreement; and (y) to reflect transfers of interests in the Borrowers permitted by, and in accordance with, this Credit Agreement; provided that, in each case, such Borrower shall provide prior written notice to the Administrative Agent of any such amendment. Further, in the event any Constituent Document or any provision thereof of any Borrower is altered, amended, modified or terminated in any respect whatsoever, such Borrower shall provide prior written notice thereof to the Administrative Agent and, within one (1) Business Day of the effectiveness of such alteration, amendment, modification or termination, shall provide the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto. For the avoidance of doubt, a Proposed Amendment solely to effectuate the conversion of the Initial Borrower to a corporation on the Conversion Date as more fully disclosed to the Administrative Agent prior to the Closing Date shall not be deemed a Material Amendment for purposes of this Section 9.6.

9.7 [Reserved].

9.8 Negative Pledge. No Borrower shall permit any Investor to pledge or otherwise grant a security interest or otherwise create a Lien on such Investor’s right, title and interest in any Borrower without the prior written consent of the Administrative Agent in its sole and absolute discretion.

9.9 Notice of Withdrawals. No Borrower shall permit any Investor to withdraw its interest in any Borrower without the prior written consent of the Lenders, unless such Investor’s continuing interest in the applicable Borrower would violate Applicable Law.

9.10 Alternative Investment Vehicles and Parallel Investment Vehicles; Transfers of Capital Commitments.

(a) Alternative Investment Vehicles and Parallel Investment Vehicles. No Borrower shall either (i) transfer the Unfunded Capital Commitments of one or more Investors to any Alternative Investment Vehicle or Parallel Investment Vehicle, or (ii) cause Capital Contributions to be made to an Alternative Investment Vehicle or Parallel Investment Vehicle.

(b) Other Transfers of Unfunded Capital Commitments. No Borrower shall cause Capital Contributions to be made to any Affiliate of a Borrower that is not a Borrower hereunder or directly to any Investment.

9.11 Limitation on Indebtedness. No Borrower shall, without the prior written consent of the Administrative Agent and the Lenders, incur Indebtedness that is not permitted pursuant to its Constituent Documents of such Borrower (collectively, the “Debt Limitations”). For the avoidance of doubt, any Indebtedness provided by the Investment Manager to such Borrower shall comply with this Section 9.11 so long as (a) such Indebtedness is subordinated to the Obligations; (b) any Liens securing such Indebtedness are, at all times, unperfected; and (c) the Borrowers, the Investment Manager and the Administrative Agent have entered into an intercreditor agreement with respect to such Indebtedness in form and substance reasonably satisfactory to the Administrative Agent.

9.12 Capital Commitments. No Borrower shall: (a) without the prior written consent of the Administrative Agent, which may be withheld in its sole reasonable discretion, cancel, suspend, excuse, defer or abate the Capital Commitment of any of its Investors (other than (i) in connection with a transfer or withdrawal permitted by this Credit Agreement, (ii) in connection with the cancellation, suspension, excuse, deferment or abatement of the Capital Commitment of a Non-Rated Included Investor in an aggregate amount (together with any other cancelled, suspended, excused, deferred or abated Capital Commitment pursuant to the Section 9.12(a)(ii)) not to exceed five percent (5%) of the aggregate Capital Commitments or (iii) in accordance with the Constituent Documents under circumstances where a Borrower has no discretion (i.e., the applicable Investor is entitled to such an excuse or withdrawal under the terms of the Constituent Documents as a matter of right); provided that, in each case, the Borrowers have made advance prepayment of any resulting mandatory prepayment hereunder after giving effect to such cancellation, suspension, excuse, deferral or abatement); or (b) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular investment of such Borrower), the proceeds of which are to be applied to repayment of the Obligations; provided that if an Investor has the right under the Constituent Documents to be excused from an investment, the applicable Borrower shall be permitted to excuse such Investor from its Capital Contribution with respect to such investment and any obligations incurred with respect to such investment, so long as any resulting mandatory prepayment hereunder as a result of such excuse is made prior to giving effect thereto.

9.13 Capital Calls. No Borrower shall make any contractual or other agreement with any Person that shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof.

9.14 ERISA Compliance. No Borrower shall establish, maintain or contribute to, and except as could not reasonably be expected to have a Material Adverse Effect, no other member of a Borrower’s Controlled Group shall establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan. No Borrower shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of such Borrower to be deemed Plan Assets. Assuming that no portion of the assets used by the Lenders in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents constitutes

Plan Assets (unless such Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), no Borrower shall take any action, or omit to take any action that would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.

9.15 Dissolution. Without the prior written consent of all Lenders (in their sole discretion), no Credit Party shall take any action to terminate or dissolve.

9.16 Environmental Matters. Except for such conditions as are in compliance with relevant Environmental Laws or otherwise could not reasonably be expected to result in a Material Adverse Effect, no Borrower shall: (a) cause or permit any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any real property of such Borrower; or (b) permit any real property of such Borrower to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material.

9.17 Limitations on Distributions. No Borrower shall make, pay or declare any Distribution (as defined below) (a) at any time except as permitted pursuant to its Constituent Documents or (b) other than Permitted Distributions, if there are any Obligations outstanding with respect to a Borrower hereunder, at any time during the existence of a Cash Control Event without the prior written consent of the Administrative Agent; provided that notwithstanding the foregoing, the Borrowers shall not be permitted to make any Permitted Distribution at any time when (x) the Obligations have been accelerated or (y) an Event of Default under Section 10.1(a), Section 10.1(h) or Section 10.1(i) has occurred and is continuing. “Distribution” means any distributions (whether or not in cash) on account of any partnership interest or other equity interest in a Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest or other equity interest.

9.18 Limitation on Withdrawals. Without the prior written consent of the Administrative Agent, no Borrower shall make, or cause the making of, any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing, other than (a) a transfer to the Administrative Agent for the purpose of paying Obligations owing hereunder or (b) provided that no Event of Default under Section 10.1(a), Section 10.1(h) or Section 10.1(i) is continuing and the Obligations have not been accelerated, such withdrawal shall be applied to a Permitted Distribution..

9.19 [Reserved].

9.20 Capital Returns. No Borrower shall return any funds to the Investors that may be the subject of a Capital Call without concurrently delivering to the Administrative Agent a copy of each related Capital Return Notice and a Capital Return Certification.

9.21 Transactions with Affiliates. No Borrower shall, nor shall it permit any of its Subsidiaries to, engage in any transaction with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among a Borrower and its wholly-owned Subsidiaries not involving any other Affiliate, (c) Distributions permitted by Section 9.17, (d) the transactions provided in the Management Agreement or any other advisory or administration agreement with the Investment Manager or any Affiliate thereof, (e) any Investment that results in the creation of an Affiliate, (f) transactions between or among any Borrower, any Subsidiary and any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) of such Borrower or such Subsidiary at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, or (g) as otherwise permitted by the terms of the applicable Borrower’s Constituent Documents.

9.22 Deposits to Collateral Accounts. No Borrower shall direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investors pursuant to any Capital Call to be deposited, credited or otherwise included in any account other than a Collateral Account. No Borrower shall nor cause any of its Subsidiaries to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Accounts cash or cash proceeds other than Capital Contributions.

9.23 [Reserved].

9.24 Prohibited Transactions. The Borrowers shall not open or maintain any investment management account, investment advisory account or any similar account with Bank of America or its Affiliates without the prior written consent of Bank of America.

Section 10. EVENTS OF DEFAULT

10.1 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the Borrowers shall fail to pay when due any (i) principal of the Obligations, including any failure to pay any amount required under Section 3.5(b); or (ii) interest on the Obligations or any fee, expense, indemnity or other payment required hereunder, or under any other Loan Document, including payment of cash for deposit as Cash Collateral under Section 2.8(h), and such failure under this Section 10.1(a)(ii) shall continue for three (3) Business Days following the date the Administrative Agent notifies the Borrowers in writing of such failure;

(b) any representation or warranty made or deemed made by or on behalf of the Credit Parties (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any one of them by the Credit Parties (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in which case such representation and warranty shall prove to be untrue or inaccurate in any respect) as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Borrowers or (ii) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(c) default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Section 3.5(b), Section 5.2(f), Section 8.1, Section 8.22, Section 8.23 and Section 9) by the Credit Parties; or (ii) the covenants or agreements of the Credit Parties contained in any other Loan Documents executed by such Person, and, if such default is susceptible to cure, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(d) default shall occur in the performance of any of the covenants or agreements of any Credit Party contained in Section 3.5(b) or Section 5.2(f), Section 8.22, Section 8.23 or Section 9;

(e) default shall occur in the performance of Section 8.1 and such default shall continue uncured for five (5) Business Days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers or (y) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(f) any of the Loan Documents executed by the Credit Parties: shall (i) cease, in whole or in part, to be legal, valid, binding agreements enforceable against the Credit Parties, as the case may be, in accordance with the terms thereof; (ii) in any way be terminated or become or be declared ineffective or inoperative; or (iii) in the case of the Borrowers, in any way whatsoever cease to give or provide the respective first priority Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby (subject only to Permitted Liens);

(g) default shall occur with respect to the payment of any Indebtedness of the Borrowers in an amount equal to or in excess of the Threshold Amount or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended;

(h) any Credit Party or the Investment Manager shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority, without application or consent of any Credit Party, approving a petition seeking reorganization of any Credit Party or the Investment Manager, or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Credit Party or the Investment Manager, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(j) any final judgment(s) for the payment of money equal to or in excess of the Threshold Amount in the aggregate shall be rendered against any Borrower alone or against one or more of the Borrowers and such judgment shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment, or such judgment could reasonably be expected to have a Material Adverse Effect, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the Threshold Amount or unless it is being appealed and such Borrower has posted a bond or cash collateral;

(k) the issuance to any Credit Party or a reasonable basis exists for the issuance to any Credit Party of any administrative order by any Governmental Authority under any Environmental Law, or the issuance to any Credit Party of any injunctive order by any court under any Environmental Law, that, in the Administrative Agent’s reasonable judgment, will result in a Material Adverse Effect;

(l) [Reserved];

(m) [Reserved];

(n) Investor(s) having Capital Commitments aggregating ten percent (10%) or greater of the total Capital Commitments of all Investors in the Borrowers shall default in their obligation to fund any Capital Calls (on a cumulative basis) when due and such failure shall not be cured within ten (10) Business Days of the issuance of such Capital Call (without regard to any cure or notice periods contained in the applicable Constituent Document);

(o) an event shall occur that causes a dissolution or liquidation of any Credit Party or proceedings shall be commenced by any Person seeking the dissolution or liquidation of any Credit Party that remains uncured within ten (10) Business Days;

(p) any Change of Control shall occur with respect to the Investment Manager; or

(q) the Management Agreement shall cease to be in full force and effect or the Investment Manager resigns or is removed from said role and a successor manager that is not an Affiliate thereof or otherwise acceptable to the Administrative Agent in its sole reasonable discretion is not appointed within ten (10) days.

10.2 Remedies Upon Event of Default.

(a) General. If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments of the Lenders; (ii) terminate the Commitment of the Lenders hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the liability to fund the Letter of Credit Liability pursuant to Section 2.8), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Credit Parties hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Sections 5.2, 5.3 or the Collateral Documents, including the initiation of Capital Calls of the Uncalled Capital Commitments; (v) suspend the obligation of the Lenders to maintain BSBY Rate Loans; and/or (vi) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Sections 10.1(h) or 10.1(i) shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Credit Parties hereby expressly waives.

(b) Actions with Respect to the Collateral. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Borrower, at any time or from time to time after the occurrence and during the continuance of an Event of Default, to: (i) initiate one or more Capital Calls in order to pay the Obligations then due and owing, (ii) notify the Investors to make all payments due or to become due with respect to their Capital Commitments directly to the Administrative Agent on behalf of the Secured Parties or to an account other than the Collateral Accounts, (iii) take or bring in any Borrower’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Capital Commitments, (iv) complete any contract or agreement of any Borrower in any way related to payment of any of the Capital Commitments, (v) make allowances or adjustments related to the Capital Commitments, (vi) compromise any claims related to the Capital Commitments, (vii) issue credit in its own name or the name of any Borrower; or (viii) exercise any other right, privilege, power, or remedy provided to any Borrower under its respective Constituent Documents and the Subscription Agreements with respect to the Capital Commitments. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, as determined by a court of competent jurisdiction by final and non-appealable judgment, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Calls or the Capital Commitment or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Commitment, subject to the Internal Revenue Code. The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 10.2(b) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ obligations hereunder. Notwithstanding the above, during the continuance of an Event of Default, the Borrowers shall be authorized to issue Capital Calls only with the consent of the Administrative Agent in its sole discretion.

(c) Additional Action by the Administrative Agent. After the occurrence and during the continuance of an Event of Default, issuance by the Administrative Agent on behalf of the Secured Parties of a receipt to any Person obligated to pay any Capital Contribution shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Administrative Agent for the benefit of the Secured Parties so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any Debtor Relief Law, state or federal law, common law or equitable doctrine. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, after the occurrence and during the continuance of an Event of Default, on behalf of any Borrower, to endorse the name of any Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, including all items evidencing payment upon a Capital Contribution of any Person to any Borrower coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. After the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Borrower, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to protect the first priority security interests and Liens (subject only to Permitted Liens) in the Collateral or the repayment of the Obligations, and neither the Administrative Agent nor the Secured Parties, in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Secured Parties of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 3.4. The Borrowers acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the Borrowers, subject to the first priority security interest and Lien (subject only to Permitted Liens) of the Administrative Agent therein.

10.3 Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender, the Letter of Credit Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Letter of Credit Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, the Letter of Credit Issuer or any of their respective Affiliates, irrespective of whether or not such Lender, the Letter of Credit Issuer or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of any Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Letter of Credit Issuer or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Letter of Credit Issuer and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Letter of Credit Issuer or their respective Affiliates may have. Each Lender and the Letter of Credit Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.4 Performance by the Administrative Agent. Should any Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, the Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Borrowers, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Borrower, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Borrower, or any related Person.

10.5 Good Faith Duty to Cooperate. In the event that the Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 10.2 or 10.3 as a result of the occurrence of any Event of Default, the Borrowers agree to cooperate in good faith with the Administrative Agent to enable the Administrative Agent to issue Capital Calls and enforce the payment thereof by the Investors, including providing contact information for each Investor within two (2) Business Days of request.

Section 11. AGENCY PROVISIONS

11.1 Appointment and Authorization of Agents.

(a) Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Credit Parties, any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Credit Parties in Section 11.10).

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, and without any further consent of the Secured Parties, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and all Letters of Credit and payment in full of all of the Obligations (other than contingent obligations for which no claim has not yet been made), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders shall confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2 Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3 Exculpatory Provisions. No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to Borrowers or the Letter of Credit Issuer causes Letters of Credit to be issued or accepts any Qualified Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4 Reliance on Communications. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent shall notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent- Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties that may come into the possession of any Agent-Related Person.

11.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of any Borrower Party to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, or related to another Lender; provided further that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8 Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9 Successor Agents.

(a) Resignation of Administrative Agent.

(i) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and subject to the consent of the Borrowers (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii) If the Person serving as Administrative Agent is a Defaulting Lender because such Person has, or has a direct or indirect parent company that has, (1) become the subject of a proceeding under any Debtor Relief Law, or (2) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(iv) Any resignation by Bank of America as Administrative Agent pursuant to this Section 11.9 shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer; (B) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (C) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

(b) Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to the Lenders and the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

11.10 Reliance by the Borrowers. The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrowers, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any

Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions that would otherwise constitute defaults hereunder) that is based upon such reliance upon Administrative Agent. The Borrowers shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Agent until the Borrowers shall have received written notification satisfactory to them of the appointment of such successor.

11.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sole Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause ( a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Sole Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that none of the Administrative Agent, the Sole Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related hereto or thereto).

11.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Credit Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Affected Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Affected Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Affected Party in immediately available funds in the currency so received, with interest thereon, for each day from the date such Rescindable Amount is received by such Affected Party to the date of repayment by it to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Affected Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Affected Party promptly upon determining that any payment made to such Affected Party comprised, in whole or in part, a Rescindable Amount.

Section 12. MISCELLANEOUS

12.1 Amendments. Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and such Credit Party on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 or issue or participate in any Letter of Credit, as contemplated in Section 2.8;

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii) release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in any Borrower permitted hereunder or in any other Loan Document; and

(b) all Lenders:

(i) except as otherwise provided by Section 9.5 or 9.12, permit the cancellation, excuse or reduction of the Uncalled Capital Commitment or Capital Commitment of any Borrowing Base Investor;

(ii) amend the definition of “Applicable Requirement”, “Available Commitment”, “Concentration Limit”, “Designated Investor”, “HNW Designated Investor”, “Included Investor”, “Maturity Date”, “Principal Obligations” or the definition of any of the defined terms used therein;

(iii) change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders that are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents; or

(v) amend the terms of Section 3.5(b) or this Section 12.1.

The Administrative Agent shall notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.8 may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. For the avoidance of doubt, the Administrative Agent and the Borrowers may amend this Credit Agreement at any time to replace BSBY with a BSBY Successor Rate pursuant to Section 4.11 hereof, and such amendment shall not require the consent of any other Person. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.

12.2 Sharing of Offsets. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4 or Section 12.5) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender); (B) the application of Cash Collateral provided for in Sections 2.8(h) and 4.8; or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

12.3 Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement that constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date thereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4 Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including Section 12.1), the Administrative Agent acting on behalf of all Lenders, and the Credit Parties may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Credit Parties hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Credit Parties hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5 Payment of Expenses; Indemnity.

(a) Cost and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Credit Party’s Constituent Document, joinder of Borrowers, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)), (ii) all reasonable and documented out of pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Letter of Credit Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section 12.5, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Credit Facility), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non- Tax claim.

(c) Reimbursement by the Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 12.5(a) or Section 12.5(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Principal Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Letter of Credit Issuer in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.5(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 12.5 shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section 12.5 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

12.6 Notice.

(a) Notices Generally. Any notice, demand, request or other communication that any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (i) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (ii) if by mail, on the day that it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (iii) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (iv) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (v) if by email, as provided in Section 12.6(b):

If to the Credit Parties:

At the address specified with respect thereto on Schedule I.

With a copy to:

prior to March 1, 2022:

MSD Partners, L.P.

645 Fifth Avenue, 21st Floor

New York, NY 10022-5910

Attention: Marcello Liguori, Partner and Chief Corporate Counsel

Telephone: (212) 303-7822

Email: mliguori@msdpartners.com

and

MSD Partners, L.P.

645 Fifth Avenue, 21st Floor

New York, NY 10022-5910

Attention: Brian Williams, Partner and Controller

Telephone: (212) 303-4729

Email: bwilliams@msdpartners.com

From and after March 1, 2022:

MSD Partners, L.P.

One Vanderbilt Avenue, 26th Floor

New York, NY 10017

Attention: Marcello Liguori, Partner and Chief Corporate Counsel

Telephone: (212) 303-7822

Email: mliguori@msdpartners.com

and

MSD Partners, L.P.

One Vanderbilt Avenue, 26th Floor

New York, NY 10017

Attention: Brian Williams, Partner and Controller

Telephone: (212) 303-4729

Email: bwilliams@msdpartners.com

With a copy to (which shall not constitute notice hereunder):

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Attention: Marion Giliberti Barish

Telephone: (617) 951-8801

Email: marion.barish@morganlewis.com

If to the Administrative Agent:

Bank of America, N.A.

555 California St, 18th Floor

San Francisco, CA 94104

Attention: Nathaniel Cooke

Telephone: (415) 913-4089

Email: nathaniel_cooke@bofa.com

With copies to (which shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP

227 West Trade Street, Suite 2400

Charlotte, NC 28202

Attention: Tim Hicks

Telephone: (704) 348-5191

Fax: (704) 348-5200

If to the Lenders:

At the address and numbers set forth on the Administrative Questionnaire or on the Assignment and Assumption of such Lender.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7 Governing Law. This Credit Agreement and any other Loan Document (except, at to any other Loan Document, as expressly set forth therein), and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Credit Party with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Lenders in their sole discretion may elect and each Credit Party hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each Credit Party hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the Lenders by registered or certified mail, postage prepaid, to such Credit Party’s address set forth in Section 12.6. Each Credit Party hereby irrevocably waives any objections that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10 Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of Section 12.11(b), (ii) by way of participation in accordance with the provisions of Section 12.11(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.11(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.11(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Lending Funds that equal at least the amount specified in Section 12.11(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Lending Fund, assignments shall be in minimum amounts of $2,500,000; and

(B) in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.11(b)(i)(B) and, in addition:

(A) the consent of the Borrowers shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to an Affiliate of a Lender or (z) such assignment is to a Federal Reserve Bank or otherwise required by Applicable Law;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Lending Fund with respect to such Lender; and

(C) the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a Processing and Recordation Fee for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such Processing and Recordation Fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire if requested by the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Subsidiaries or Affiliates; or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Letter of Credit Issuer and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii) Consequences of Assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.11(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4 and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, the principal amounts of (and stated interest on) the Loans owing to, and the Pro Rata Share of Letter of Credit Liability of, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly affects such Participant and could not be affected by a vote of the Required Lenders. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 (subject to the requirements and limitations therein, including the requirements of Section 4.1(f) (it being understood that the documentation required under Section 4.1(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an assignee under Section 12.11(b), and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.8(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Obligations) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Addition of Lenders. With the prior written consent of the Administrative Agent in its sole discretion, at the request of the Borrowers, a new lender may join the Credit Facility as a Lender and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i) The Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount;

(ii) the Commitment of the new Lender shall be in a minimum amount of $25,000,000, or such lesser amount agreed to by the Borrowers and the Administrative Agent; and

(iii) the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may request, and the new Lender shall deliver payment of a Processing and Recordation Fee to the Administrative Agent, which amount the Administrative Agent may waive in its sole discretion.

(h) Disclosure of Information. Any Lender may furnish any information concerning any Credit Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

12.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer; third, to Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender in accordance with Section 4.9; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement and (B) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 4.9; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of

Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Liability are held by the Lenders pro rata in accordance with their Commitments without giving effect to Section 12.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive interest and Letter of Credit fees for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4 .9.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.13 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.9.

(C) With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to Section 12.12(a)(iii)(A) or Section 12.12(a)(iii)(B), the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Liability that has been reallocated to such Non-Defaulting Lender pursuant to Section 12.12(a)(iv), (2) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Liability shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Principal Obligations of any Non-Defaulting Lender to

exceed such Non-Defaulting Lender’s Commitment. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in Section 12.12(a)(iv) cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.9.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent shall so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender shall, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 12.12(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non- Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Letter of Credit Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

12.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

12.14 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15 Survival. All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit.

12.16 Full Recourse. The payment and performance of the Obligations shall be fully recourse to the Borrowers and their properties and assets. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, the Obligations shall not be recourse to the Investors to any of the Borrowers’ past, present or future directors, officers, employees, incorporators, authorized persons or agents, or the Investment Manager, except, in each case, for any claim or action for actual damages of the Administrative Agent, the Letter of Credit Issuer or the Lenders as a result of any fraud, gross negligence, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility on the part of such Person, in which event there shall be full recourse against such Person.

12.17 Availability of Records; Confidentiality. (a) The Credit Parties acknowledge and agree that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, rating agencies and agents or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment; provided that the Administrative Agent shall not so provide the financial information of the Guarantor except in accordance with Section 12.17(c); provided such party is advised of the confidential nature of such information, originals or copies of this Credit Agreement, all Loan Documents, Borrowing Base Certificates, and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by the Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability, the Commitments or any Borrower Party; provided that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information that constitutes Confidential Information.

(b) The Borrowers, the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their Investments under the applicable Constituent Documents (collectively, the “Investor Information”) have been and shall be delivered on a confidential basis; and (y) information with respect to Investments has been and shall be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 12.17.

(c) Anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Confidential Information: (i) with the prior written consent of any Borrower; (ii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having or reasonably claiming to have jurisdiction over such party or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (iv) to examiners or auditors of any applicable Governmental Authority that examines such party’s books and records while conducting such examination or audit; or (v) as otherwise specifically required by law.

12.18 Customer Identification Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that U.S. law requires each U.S. Lender and the Administrative Agent to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party.

12.19 Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

12.20 Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent obligations for which no claim has yet been made) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full (other than contingent obligations for which no claim has yet been made), all Letters of Credit have been terminated or expired and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement that survives such termination. For the avoidance of doubt, this Credit Agreement shall remain in full force and effect after the Maturity Date if any Letters of Credit remain outstanding, even if Cash Collateralized.

12.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Credit Agreement and any other Loan Document, the terms of this Credit Agreement shall control; provided that any provision of the Collateral Documents that imposes additional burdens on any Borrower or further restricts the rights of any Borrower or any of its Affiliates or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Credit Agreement and shall be given full force and effect.

12.22 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of Write-Down and Conversion Powers of the applicable Resolution Authority.

12.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.23, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 13. GUARANTY

13.1 Guaranty of Payment. The Guarantor hereby unconditionally and irrevocably guarantees to each Secured Party and their respective successors and assigns the prompt payment of the Obligations of the Borrower or any Qualified Borrower in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance of all other obligations by the Borrowers under this Credit Agreement and the other Loan Documents (such guaranty by the Guarantor, the “Guaranty”). This Guaranty is a guaranty of payment and not of collection and is a continuing irrevocable guaranty and shall apply to all of the Obligations of the Borrowers whenever arising. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of the Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of the Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (including Debtor Relief Laws).

13.2 Obligations Unconditional. The obligations of the Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Guarantor agrees that this Guaranty may be enforced by any Secured Party without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any other of the Loan Documents or any collateral, if any, hereafter securing the Obligations or otherwise and the Guarantor hereby waives the right to require the Administrative Agent, the Letter of Credit Issuer or the Lenders to make demand on or proceed against any Borrower Party or any other Person (including a co-guarantor) or to require the Administrative Agent, the Letter of Credit Issuer or the Lenders to pursue any other remedy or enforce any other right. The Guarantor further agrees that nothing contained herein shall prevent any Secured Party from suing on the Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral, if any, securing the Obligations or from exercising any other rights available to it or them, as applicable, under this Credit Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Guarantor’s obligations hereunder; it being the purpose and intent of the Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Borrower or by reason of the bankruptcy, insolvency or analogous procedure of any Borrower. The Guarantor waives any and all notice of the creation, renewal, extension accrual or increase of any of the Obligations and notice of or proof of reliance by any Secured Party on this Guaranty or acceptance of this Guaranty. The Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Borrowers, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantor represents and warrants that it is, and immediately after giving effect to the Guaranty and the obligation evidenced hereby, will be, Solvent.

This Credit Agreement and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Obligations), including the occurrence of any of the following, whether or not the Administrative Agent shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Obligations; (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) of this Credit Agreement and any other Loan Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Obligations; (C) to the fullest extent permitted by Applicable Law, any of the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (D) the application of payments received from any source to the payment of indebtedness other than the Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Obligations; (E) any failure to perfect or continue perfection of a security interest in any of the Collateral; (F) any defenses, set-offs or counterclaims that the Borrowers may allege or assert against the Administrative Agent in respect of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (G) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Obligations.

13.3 Modifications. The Guarantor agrees that: (a) all or any part of the Collateral now or hereafter held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) none of the Lenders and the Administrative Agent shall have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Obligations; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrowers, the Guarantor and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Note or any of the other Loan Documents, including this Credit Agreement may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrowers, the Guarantor or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by the Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

13.4 Waiver of Rights. The Guarantor expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Guaranty by the Lenders and of all extensions of credit to any Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Credit Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Obligations, or the Lenders subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices, demands, presentments, protests or any agreement or instrument related to this Credit Agreement, any other Loan Document or the Obligations to which the Guarantor might otherwise be entitled; (f) any right to require the Administrative Agent as a condition of payment or performance by the Guarantor, to (i) proceed against the Borrowers, any guarantor of the Obligations or any other Person; (ii) proceed against or exhaust any other security held from the Borrowers, any guarantor of the Obligations or any other Person; (iii) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent or any other Person; or (iv) pursue any other remedy in the power of the Administrative Agent whatsoever; (g) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers from any cause other than payment in full of the Obligations; (h) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (i) any defense based upon the Administrative Agent’s errors or omissions in the administration of the Obligations; (j)(i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Credit Agreement and any legal or equitable discharge of the Guarantor’s obligations hereunder; (ii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof; (C) any rights to set-offs, recoupments and counterclaims; and (iv) promptness, diligence and any requirement that the Administrative

Agent protect, secure, perfect or insure any other security interest or Lien or any property subject thereto; and (k) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law that limit the liability of or exonerate guarantors or sureties, or that may conflict with the terms of this Credit Agreement.

13.5 Reinstatement. Notwithstanding anything contained in this Credit Agreement or the other Loan Documents, the obligations of the Guarantor under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy, reorganization, any analogous procedure or otherwise, and the Guarantor agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of outside counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

13.6 Remedies. The Guarantor agrees that, as between the Guarantor, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable (and shall be deemed to have become automatically due and payable) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligation from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligation being deemed to have become automatically due and payable), such Obligation (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantor. The Guarantor acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

13.7 Subrogation. The Guarantor agrees that, until the indefeasible payment of the Obligations in full in cash, it will not exercise any right of reimbursement, subrogation, indemnification, contribution, offset, remedy (direct or indirect) or other claims against any other Borrower arising by contract or operation of law or equity in connection with any payment made or required to be made by the Guarantor under this Credit Agreement or the other Loan Documents now or hereafter. The Guarantor further agrees that, to the extent the subordination and other limitations of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification the Guarantor may have against any other Credit Party or against any Collateral or other collateral or security, and any rights of contribution the Guarantor may have against any Borrower, shall be junior and subordinate to any rights the Administrative Agent may have against such Borrower and to all right, title and interest the Administrative Agent may have in any such other collateral.

13.8 Inducement. The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by the Guarantor that the Guarantor desires that the Obligations of the Guarantor under the Loan Documents be honored and enforced as separate obligations of the Guarantor, should Administrative Agent and the Lenders desire to do so.

13.9 Borrower Information. The Guarantor confirms and agrees that the Administrative Agent shall have no obligation to disclose or discuss with the Guarantor its assessment of the financial condition of the Borrowers. The Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and its ability to perform its obligations under this Credit Agreement and any other Loan Document, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations. The Guarantor hereby waives and relinquishes any duty on the part of the Administrative Agent to disclose any matter, fact or thing relating to the business, operations or condition of the Borrowers now known or hereafter known by the Administrative Agent. The Guarantor hereby waives any right to have the Collateral or other collateral or security securing the Obligations marshaled.

13.10 Instrument for the Payment of Money. The Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantor in the payment of any moneys due hereunder, shall have the right to bring motions and/or actions under New York CPLR Section 3213.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

MSD INVESTMENT, LLC, a Maryland
limited liability company

By:	/s/ Brian Williams
Name: Brian Williams
Title: CFO

GUARANTOR:

MSD PORTFOLIO, L.P. - INVESTMENTS,
a Delaware limited partnership

By: MSD Capital, L.P., its general partner

By: MSD Capital Management LLC, its general partner

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

Acknowledged and Agreed to with respect to Section 5.4 only:

INVESTMENT MANAGER:

MSD PARTNERS, L.P., a Delaware limited partnership

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

ADMINISTRATIVE AGENT, LETTER OF CREDIT ISSUER AND LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Nathaniel Cooke
Name: Nathaniel Cooke
Title: Director